SCHEDULE 14A
(Rule 14a-10)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

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Smithtown Bancorp, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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SMITHTOWN BANCORP, INC.

NOTICE OF
2010 ANNUAL MEETING
OF SHAREHOLDERS AND
PROXY STATEMENT

Meeting Date:
Thursday, May 6, 2010
at 10:00 a.m. (Eastern Standard Time)

Meeting Place:
Sheraton Long Island Hotel
110 Motor Parkway
Hauppauge, New York 11788

SMITHTOWN BANCORP, INC.

March 11, 2010

Dear Fellow Shareholder,

You are cordially invited to attend our 2010 Annual Meeting of shareholders which will be held on Thursday, May 6, 2010 at 10:00 a.m. (Eastern Standard Time) at the Sheraton Long Island Hotel located at 110 Motor Parkway, Hauppauge, New York.

The Notice of Meeting and Proxy Statement accompanying this letter contains important information about the Annual Meeting, the proposals that will be considered and how you can vote your shares.

We encourage you to promptly complete, sign, date and return the enclosed proxy card.  Whether or not you expect to attend the Annual Meeting, please vote your proxy so that your shares will be represented at the meeting.

Sincerely,

Bradley E. Rock
Chairman of the Board of Directors
and Chief Executive Officer

PRELIMINARY COPY – Definitive proxy materials are intended to be released to Registrant’s shareholders on March 11, 2010.

SMITHTOWN BANCORP, INC.

100 MOTOR PARKWAY, SUITE 160
HAUPPAUGE, NEW YORK 11788

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held
THURSDAY, May 6, 2010

To the Shareholders:

The Annual Meeting of Shareholders of Smithtown Bancorp, Inc. (the “Bancorp”), will be held at the Sheraton Long Island Hotel, 110 Motor Parkway, Hauppauge, New York 11788, on May 6, 2010, at 10:00 a.m., for the following purposes:

1.	The election of three directors to serve a term of three years.

2.	To ratify the appointment of Crowe Horwath LLP, as independent auditors for the year ending December 31, 2010.

3.	To consider a shareholder proposal, if properly presented at the Annual Meeting.

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Pursuant to a resolution of the Board of Directors adopted at the Board of Directors meeting on January 26, 2010, only shareholders of record at the close of business on March 8, 2010 shall be entitled to notice of and to vote at this meeting.

Dated: March 11, 2010
Hauppauge, New York
BY ORDER OF THE BOARD OF DIRECTORS

Bradley E. Rock
Chairman of the Board
& Chief Executive Officer

TABLE OF CONTENTS

SMITHTOWN BANCORP, INC.
100 MOTOR PARKWAY, SUITE 160
HAUPPAUGE, NEW YORK 11788

PROXY STATEMENT

GENERAL PROXY INFORMATION

This Proxy Statement (this “Proxy Statement”) is furnished in connection with the solicitation by and on behalf of the Board of Directors of Smithtown Bancorp, Inc. (the “Bancorp”) of proxies to be used at the Annual Meeting of Shareholders of the Bancorp to be held at the Sheraton Long Island Hotel, 110 Motor Parkway, Hauppauge, New York 11788, on May 6, 2010, and at any adjournment thereof.  The costs of the proxy solicitation are to be paid by the Bancorp.  Bank of Smithtown (the “Bank”) is a wholly-owned subsidiary of the Bancorp. The date of this Proxy Statement is March 11, 2010, the approximate date on which this Proxy Statement and accompanying form of proxy were first mailed to our shareholders.

Authorized Shares and Voting Rights

Only shareholders of record as of the close of business on March 8, 2010 (the “Record Date”) will be entitled to vote at the meeting and any adjournment thereof.  Each shareholder is entitled to one vote for each share of stock held by him or her.  There were 14,967,508 shares of common stock (“Common Shares”) outstanding on the Record Date.  Shareholders may vote in person or by proxy.  Each holder of common stock is entitled one vote on the proposals presented in this Proxy Statement for each common share held.  There is no cumulative voting for the election of directors.

Voting of Proxy

All valid proxies received prior to the meeting will be voted in accordance with the specifications made thereon.  If no choices are indicated on the proxy, it is intended that the shares of stock represented by the proxy will be voted for the election of the director nominees identified in this proxy statement.  With respect to the director nominees, if any of such nominees should become unavailable for any reason, which the directors do not now contemplate, it is intended that, pursuant to the accompanying form of proxy, votes will be cast for a substitute nominee designated by the Board of Directors.

A shareholder may vote his or her proxy by executing the accompanying form of proxy and returning it to Smithtown Bancorp, Inc., 100 Motor Parkway, Suite 160, Hauppauge, New York 11788.  A shareholder may also vote his or her proxy by telephone or electronically through the internet (as is permitted under New York State law and the Bancorp Bylaws) by following the instructions included on the accompanying form of proxy.  A shareholder may revoke his or her proxy at any time prior to exercise of the authority conferred thereby: (1) by written notice received by the Bancorp’s Secretary, Judith Barber, at Smithtown Bancorp, Inc., 100 Motor Parkway, Suite 160, Hauppauge, New York 11788, if the proxy was executed and returned to the Bancorp, or (2) by re-voting his or her proxy if the proxy was originally voted by telephone or electronically through the internet, in which case the vote cast on the date that is closest to the date of the Annual Meeting will be the vote that is counted, or (3) by the shareholder’s oral revocation at the Annual Meeting.

Matters To Be Voted On At The Meeting

There are three (3) proposals that are scheduled to be voted on at the Annual Meeting.  Shareholders are being asked to vote on: (1) the election of three directors to the Board of Directors of the Bancorp, (2) ratification of Crowe Horwath LLP as the Bancorp’s independent auditors for the year ending December 31, 2010, and (3) to act on one shareholder proposal, if properly presented at the meeting.

Directors are elected by a plurality of the votes cast at the Annual Meeting, either in person or by proxy.  With respect to the approval of the ratification of Crowe Horwath LLP as the Bancorp’s independent auditors referred to in proposal no. 2, and the shareholder proposal referred to in proposal no. 3, such proposals will be approved if a majority of the outstanding Common Shares vote in favor of those proposals.  Abstentions and broker non-votes will be counted as not having voted and will not be counted in determining if the plurality with respect to proposal (1) was obtained, or if the majority, with respect to proposals (2) and (3) was obtained.

Financial Statements

A copy of the Bancorp's Annual Report to Shareholders, including financial statements for the fiscal year ended December 31, 2009, has been mailed to the shareholders.

PROPOSAL NO.1
ELECTION OF DIRECTORS

The Certificate of Incorporation of the Bancorp provides that the Board of Directors shall consist of nine members and that the directors shall be classified into three classes, each of which shall serve for a term of three years, with the term of office of one class expiring each year.

Nominees for Election of Directors

The Board of Directors has nominated Patrick A. Given, Robert W. Scherdel and Hyukmon Kwon for election at the 2010 Annual Meeting. All nominees are presently serving as directors, and were elected to their present term of office by the shareholders. The nominees, whose terms are expiring this year, are proposed for re-election for terms expiring in 2013. Patrick A. Given, Robert W. Scherdel and Hyukmon Kwon are each an independent director within the meaning of pertinent legal and regulatory standards.  If a nominee declines to serve or becomes unable to serve for any reason (although the Board of Directors knows of no reason to anticipate that this will occur), the proxy may vote for such substitute nominee as the Board of Directors may designate.

The Board of Directors recommends a vote FOR the election of all Nominees
(Proposal No. 1 on the Proxy)

NOMINEES

Patrick A. Given,	Director since 1989	Current term expires 2010
Patrick A. Given, age 65, is a partner in Given Associates, LLC, a local real estate appraisal and consulting firm that he established in 1973 in Hauppauge, New York.  Mr. Given has been a certified General Real Estate Appraiser and real estate broker for more than thirty-six years.  His knowledge of real estate, both commercial and residential, in Suffolk and Nassau counties, as well as the New York metropolitan area, serves as a valuable resource for the Board.  Mr. Given’s expertise in analyzing and assessing the value of all forms of real estate development, including office buildings, shopping centers, hotels, residential community developments, condominium developments, single family subdivisions, and raw land, also makes him uniquely qualified to serve on the Board.  In addition to operating his business here, Mr. Given has been a long time resident of the Town of Smithtown.

Robert W. Scherdel	Director since 1996	Current term expires 2010
Robert W. Scherdel, age 55, has worked for more than thirty-one years in various businesses in the field of accounting and finance.  He holds an MBA in accounting and finance and has extensive experience in reviewing financial statements and related reports, and in developing and supervising compliance with internal control procedures in a regulated environment.  From 1980 through 2004, Mr. Scherdel was the Chief Executive Officer and President of Sunrest Health Facilities, Inc. which operated the Sunrest Nursing Home in Port Jefferson, New York.  In that role, he managed and directed all operations of the nursing home, including the supervision of 227 employees, development of operational budgets and capital plans, establishing and implementing policies and procedures for daily operations and regulatory compliance and preparation and review of all financial statements and related reports.  During that time, Mr. Scherdel also acted as a financial consultant and reviewed and analyzed monthly financial statements and related reports for other health care providers. From 1980 through 2004, Mr. Scherdel was also involved in his own separate restaurant business as well as the development of several residential and commercial rental properties. Since 2005 (after the sale of Sunrest), Mr. Scherdel has been involved in developing and managing real estate in New York and South Carolina, and in limousine rentals and auto sales in South Carolina.  He is the President of Warren 50 Realty Corp., Coast Limousine LLC and Extreme Wheels & Deals, LLC, which are the operating entities for those businesses.  Mr. Scherdel’s significant background and experience qualify him as an audit committee financial expert within the meaning of the rules of the Securities and Exchange Commission and are well suited for his role as Chairman of the Audit Committee and as a member of the Board.

Hyukmon Kwon	Director since 2003	Current term expires 2010
Hyukmon Kwon, age 68, is the owner and operator of Sunrise Golf, a local community business that sells golf equipment and related merchandise.  Mr. Kwon first opened the store in 1986 and it has operated on Main Street in Smithtown since 1994.  Mr. Kwon has a Bachelor of Arts degree from the prestigious Seoul National University.  His knowledge and fine reputation in the community are some of his attributes that first formed the basis for his election to the Board and have proven beneficial to the Board over the last six and a half years.  Mr. Kwon brings to the Board a broad and varied perspective which stem from his early years as an import/export trader in Korea and the United States, and his more recent years running a successful community business.

DIRECTORS CONTINUING IN OFFICE

Barry M. Seigerman	Director since 1993	Current term expires 2011
Barry M. Seigerman, age 69, is currently a Broker/Producer for Bank of Smithtown Insurance Agents and Brokers, Inc.  In 1974 Mr. Seigerman founded The Seigerman Agency, Inc., a full service insurance product-sales, risk assessment and management company, in Suffolk County, New York.  He served as the Chairman and Chief Executive Officer until August 2004 when the company was purchased by Bank of Smithtown.  He continued to serve as Chief Executive Officer and President of the company until August 2007. Mr. Seigerman’s skills as a manager of a successful business with 25 employees, his years of experience identifying, evaluating and minimizing business risks and his depth of knowledge of insurance products and services were specific attributes that particularly qualified him for election to the Board in 1993.  Mr. Seigerman’s familiarity with and understanding of the operations and needs of small and large businesses in the areas served by the Bank are important resources for the Board in guiding and reviewing the strategic goals of the Bank’s insurance division.

Manny Schwartz	Director since 1998	Current term expires 2011
Manny Schwartz, age 67, has forty-seven years of experience in all aspects of founding, developing and managing one of the largest shower door manufacturers on the East Coast, now known as Quality Enclosures.  He is also the former President, now Vice President (since 2009) of Sarasota Shower Door Company, Inc. and MMS Properties, both of which are located in Sarasota, Florida.  Mr. Schwartz grew up on Long Island and raised his family in Smithtown, New York.  In addition to his experience in production, sales and service, Mr. Schwartz has valuable first-hand experience in the development, financing and construction of large commercial buildings in New York and Florida, which expertise factored into his election to the Board and have enabled him to capably serve the Board during his directorship.

George H. Duncan	Director since 2008	Current term expires 2011
George H. Duncan, age 64, has worked for a variety of public and private companies in maritime transportation management.  Mr. Duncan retired from his position as a consultant for Marine Brokerage (an international shipping firm) in 2006.  Prior to that time, he served as Vice President of Breeze Shipholding, Inc. and of Inter-Auto Transport until 2003.  In his career, Mr. Duncan has been involved with credit facilities and other types of financial arrangements connected to shipping, including credit facilities for the purchase of large cargo vessels. Mr. Duncan has also been a shareholder of the Bancorp for many years.  His stepfather, Carlyle Hodgkinson, was a Chairman of the Board of the Bank and also served as a director of the Bank of Smithtown for 20 years.  Mr. Duncan’s knowledge of and commitment to the Bank, coupled with his special knowledge of commercial credit facilities, made him a well suited candidate for the Board.

Bradley E. Rock	Director since 1988	Current term expires 2012
Bradley E. Rock, age 57, has served as Chairman and Chief Executive Officer of the Bancorp and the Bank for the past 20 years.  From 1990 until November 2009, Mr. Rock also held the title of “President” of the Bancorp and the Bank.  Prior to that time Mr. Rock practiced law for eleven years with the Schechter law firm in Smithtown, New York, where he specialized in banking, real estate, education and corporate law.  Mr. Rock grew up in the Town of Smithtown and raised his own family here.  During Mr. Rock’s tenure as Chairman and Chief Executive Officer, the Bancorp’s assets have increased by more than $2 billion and the value of the Bancorp’s stock has increased at a compounded annual growth rate of more than 13% per year.  Mr. Rock is also a recent past Chairman of the American Bankers Association.  ABA is the largest banking trade group in the United States, representing more than 95% of the industry’s assets and 2 million bankers from all 50 states.  During the past 6 years, Mr. Rock testified frequently before Congress on legislative and regulatory reforms and other matters impacting banks.  The leadership skills, experience and thorough knowledge of the banking industry that uniquely qualified Mr. Rock to become a Director in 1988 have developed into his being an influential spokesperson for community banks and an invaluable member of the Board.

Patricia C. Delaney	Director since 2000	Current terms expires 2012
Patricia C. Delaney, age 51, is an attorney in private practice and has served as General Counsel to the Bancorp and the Bank since 1994.  Ms. Delaney was raised in the Town of Smithtown and continues to reside and work in Hauppauge today.  Her practice is primarily in real property, banking, corporate and commercial law.  She has represented large and small businesses in the community in a variety of transactions including formation, governance, financing, leasing, sales and acquisitions and regulatory compliance.  Ms. Delaney’s relationship with the Bank began in 1988 as an associate with the Schechter law firm in Smithtown, New York.  Since then she has counseled the Bank and the Bancorp regarding many of its operations.  The attributes that prompted Ms. Delaney’s election to the Board were her legal experiences and skills, as well as her understanding of banking practices and policies, and in particular of those of Bank of Smithtown.  Those attributes continue to contribute to her effective service as a director today.

Joseph M. Winters	Director since 2008	Current term expires 2010
Joseph M. Winters, age 43, has served as a consultant for Winters Brothers Waste Systems, Inc. since 2007.  Beginning in 1998, Mr. Winters was the Chairman, CEO and President of Winters Brothers Waste Management until the company was sold by Mr. Winters and his brothers to a large, national company in 2007.  With 430 employees and more than $150 million in annual revenue, Winter Brothers is the largest waste management and recycling company on Long Island, and was one of the largest privately held waste companies in the United States.  In his 23-year career in the waste management business, Mr. Winters started up two companies from scratch; the first one in Vermont became the second largest company of its kind in that state; and the second one here on Long Island, was started in 1998 with one truck and Mr. Winters and his brothers as the only employees, and grew into the successful operation that it is today.  Mr. Winters has proven his ability to develop, operate and manage a competitive and profitable business.  That ability along with his experience in financing, accounting, strategic planning and marketing fully qualified him to serve as a member of the Board, and his participation has already provided additional insight to the various ecological, business and financial trends affecting the Bank.

Information About the Executive Officers (for information regarding Mr. Rock, see the description on page 3)

John A. Romano, age 52, has served as the President and Chief Operating Officer of the Bancorp and the Bank since November 2009.  Prior to that time, he served as an Executive Vice President of the Bancorp and the Bank and Chief Retail Officer of the Bank since February 2000.

Christopher Becker, age 44, has served as Executive Vice President and Chief Financial Officer of the Bancorp and the Bank since November, 2009.  Mr. Becker joined the Bancorp and the Bank as an Executive Vice President in April 2009.  Mr. Becker has more than twenty years of banking experience most of which was with Bridgehampton National Bank where he served as Chief Financial Officer, Executive Vice President and as Chief Operating Officer until his departure in 2005. Mr. Becker served as President and Chief Executive Officer of a bank in organization before joining Bank of Smithtown.

Robert J. Anrig, age 61, has served as an Executive Vice President and Chief Lending Officer of the Bank since April 1998.

Anita M. Florek, age 59, has served as an Executive Vice President of the Bancorp and the Bank since January 1993. Ms. Florek also served as the Chief Financial Officer of the Bancorp and the Bank from 1993 until November 2009.

OWNERSHIP OF BANCORP COMMON SHARES BY
 DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS

Security Ownership of Directors and Executive Officers

The following table shows the number of shares of Common Stock in which all directors and executive officers of the Bancorp and the Bank, serving in 2009, individually, and as a group, had a beneficial ownership interest as of February 26, 2010.

	Amount and Nature of Common Shares Beneficially Owned		Percent of Class
Robert J. Anrig	46,543	(1) (15)	*
Christopher Becker	15,300	(2) (16)	*
Patricia C. Delaney	40,227	(3) (17)	*
George H. Duncan	61,813	(4) (16)	*
Anita M. Florek	57,875	(5) (15)	*
Patrick A. Given	63,304	(6) (17)	*
Hyukmun Kwon	34,607	(7) (17)	*
Bradley E. Rock	164,349	(8) (15)	1.09%
John A. Romano	38,831	(9) (18)	*
Robert W. Scherdel	27,251	(10) (17)	*
Manny Schwartz	90,183	(11) (17)	*
Barry M. Seigerman	52,011	(12) (17)	*
Thomas J. Stevens	51,445	(13) (15)	*
Joseph M. Winters	6,125	(14) (16)	*

Directors and executive officers of the Bancorp and the Bank as a group(i)	749,864		5.0%

*Represents less than 1% of the outstanding common stock of the class.

(i) The group includes Mr. Stevens who resigned from his employment with the Bank in December 2009. The total number of Common Shares owned by the directors and currently acting executive officers is 698,419 which is 4.6% of the outstanding Common Shares.

(1) Includes 37,798 Common Shares as to which Mr. Anrig has sole voting and investment power 2,117 Common Shares as to which he has voting but no investment power, and 6,628 Common Shares as to which he has sole voting and limited investment power.

(2) Includes 9,300 Common Shares as to which Mr. Becker has sole voting and investment power, and 6,000 Common Shares as to which he has voting but no investment power.

(3) Includes 35,301 Common Shares as to which Ms. Delaney has sole voting and investment power, 2,235 Common Shares to which she has shared voting and investment power, 2,559 Common Shares to which she has voting power but no investment power, and 132 Common Shares as to which she has no voting or investment power.

(4) Includes 1,863 Common Shares as to which Mr. Duncan has sole voting and investment power, 57,639 Common Shares as to which he has shared voting and investment power that are held in a margin account and deemed to be pledged, 2,300 Common Shares as to which he has voting but no investment power, and 11 Common Shares as to which he has no voting or investment power.

(5) Includes 7,581 Common Shares as to which Ms. Florek has sole voting and investment power, 16,800 Common Shares as to which she has shared voting and investment power, and 3,617 Common Shares as to which she has voting but no investment power, 23,220 Common Shares as to which she has voting and limited investment power, and 6,657 Common Shares as to which she has no voting or investment power.

(6) Includes 1,587 Common Shares as to which Mr. Given has sole voting and investment power, 58,641 Common Shares as to which he has shared voting and investment power, 2,559 Common Shares as to which he has voting but no investment power, and 517 Common Shares as to which he has no voting or investment power.

(7) Includes 1,248 Common Shares as to which Mr. Kwon has sole voting and investment power 30,800 Common Shares as to which he has shared voting and investment power and 2,559 Common Shares as to which he has voting but no investment power.

(8) Includes 59,590 Common Shares as to which Mr. Rock has sole voting and investment power, 6,400 Common Shares as to which he has shared voting and investment power as a co-trustee of a trust for the benefit of a family member, 57,370 Common Shares as to which he has voting but no investment power, 40,857 Common Shares as to which he has voting and limited investment power, and 132 Common Shares as to which he has no voting or investment power.

(9) Includes 1,233 Common Shares as to which Mr. Romano has sole voting and investment power, 20,990 Common Shares as to which he  has shared voting and investment power, and 16,608 Common Shares as to which he has voting but no investment power.

(10) Includes 24,692 Common Shares as to which Mr. Scherdel has sole voting and investment power and 2,559 Common Shares as to which he has voting but no investment power.

(11) Includes 41,389 Common Shares as to which Mr. Schwartz has sole voting and investment power, 44,750 Common Shares as to which he has shared voting and investment power, 2,559 Common Shares as to which he has voting but no investment power, and 1,485 Common Shares as to which he has no voting or investment power.  Mr. Schwartz has pledged 10,000 of the Common Shares that he owns as security.

(12) Includes 200 Common Shares as to which Mr. Seigerman has sole voting and investment power, 49,252 Common Shares as to which he has shared voting and investment power, and 2,559 Common Shares as to which he has voting power but no investment power.

(13) Includes 43,400 Common Shares as to which Mr. Stevens has sole voting and investment power and 8,045 Common Shares as to which he has no voting or investment power. Mr. Stevens resigned in December 2009.

(14) Includes 4,125 Common Shares as to which Mr. Winters has an indirect beneficial ownership as a member of Winters St. James LLC and as to which he has shared voting and investment power, and 2,000 Common Shares as to which he has voting but no investment power.

(15) The Common Shares for which the individual has voting power but limited investment power are the shares held for the individual in the Bank of Smithtown Employee Stock Ownership Plan. The Common Shares for which the individual has voting power but no investment power are the restricted shares awarded to the individual under the Smithtown Bancorp Restricted Stock Plan and under the Smithtown Bancorp, Inc. 2007 Stock Compensation Plan.

(16) The Common Shares for which the individual has voting power but no investment power are the restricted shares awarded to the individual under the Smithtown Bancorp, Inc. 2007 Stock Compensation Plan.

(17) The Common Shares for which the individual has voting power but no investment power are the restricted shares awarded to the individual under the Smithtown Bancorp Restricted Stock Plan and under the Smithtown Bancorp, Inc. 2007 Stock Compensation Plan.

(18) The Common Shares for which the individual has voting power but no investment power are the shares held for the individual in the Bank of Smithtown Employee Stock Ownership Plan and the restricted shares awarded to the individual under the Smithtown Bancorp Restricted Stock Plan and under the Smithtown Bancorp, Inc. 2007 Stock Compensation Plan.

Except for Mr. Duncan and Mr. Schwartz, none of the Bank’s executive officers or directors has pledged the Common Shares listed above as security.

Security Ownership of Certain Beneficial Owners

Listed below are the beneficial owners of more than 5% of the outstanding Common Shares of the Bancorp as of February 26, 2010.

Name and Address	Common Shares		Percent
of Beneficial Owner	Beneficially Owned		of Class

BlackRock, Inc.
40 East 52nd Street
New York, New York 10022	882,421	(1)	5.89%

(1) Based on information contained in an amended Schedule 13G that BlackRock, Inc. filed with the SEC on February 12, 2010. Based on that Schedule 13G/A, on December 1, 2009, BlackRock, Inc. completed its acquisition of Barclays Global Investors, NA and certain of its affiliates (the “BGI Entities”) and as a result (substantially all of) the BGI Entities are now included as subsidiaries of BlackRock, Inc. for purposes of Schedule 13G filings. BlackRock, Inc. has sole voting power and sole dispositive power over 882,421 Common Shares.

SECTION  16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Bancorp’s executive officers, directors, and certain stockholders owning more than 10% of any class of the Bancorp’s equity securities (“10% Stockholders”) to file reports with the SEC (“Reports”) indicating their ownership of securities of the Bancorp and any changes in such ownership.  Executive officers, directors and 10% Stockholders (collectively, “Reporting Persons”) are required to provide copies of Reports filed by them to the Bancorp.  Based solely upon a review of copies of all such Reports and amendments thereto filed during or with respect to the Bancorp’s most recent fiscal year and furnished to the Bancorp, as well as certain written representations provided to the Bancorp by the Reporting Persons, no Reporting Persons failed to file reports on a timely basis during the most recent fiscal year, except Barry M. Seigerman.  Mr. Seigerman inadvertently failed to file a timely Form 4 on one occasion during 2009 for a purchase by him on March 5, 2009. The purchase was for 300 shares and was reported in a Form 4 filed with the SEC on March 18, 2009.

CORPORATE GOVERNANCE

We have a long standing commitment to operate in accordance with good corporate governance policies. These policies provide an important framework within which our board of directors and management can pursue the strategic objectives of the Bancorp and build upon the shareholder value that has been the hallmark of our organization for so many years.

Board Independence and Composition

The core responsibility of the Board of Directors is to provide objective, independent judgment in its management oversight function and the Board’s composition reflects that principle. The Board is composed of a substantial majority of independent directors.  A director’s independence is determined in accordance with the definition set forth in National Association of Securitites Dealers (“NASDAQ”) listing standards and other pertinent and applicable legal and regulatory standards. The Corporate Governance and Nominating Committee annually reviews the relationships between directors or members of their immediate families and the Bancorp and the Bank, in order to make recommendations to the full Board for its determination regarding the independence of each director. As a result of this review, the Board has determined that the following directors are independent directors: Patrick A. Given, Hyukmun Kwon, Robert W. Scherdel, Manny Schwartz, George H. Duncan and Joseph M. Winters.  In making its recommendations to the Board, the Corporate Governance and Nominating Committee considered the relationship between Given Associates LLC and the Bank.  Given Associates is a company in which Mr. Given is a partner and which provides real estate appraisal and consulting services.  The Committee concluded that since Given Associates LLC was one of several appraisal services used by the Bank and that the compensation paid to Given Associates by the Bank did not exceed $200,000 or 5% of the firm’s consolidated gross revenue for the year, Mr. Given qualified as an independent director. Mr. Rock is not considered to be an independent director due to his position as Chief Executive Officer of the Bancorp and the Bank. Mr. Seigerman does not qualify as an independent director because he is employed by Bank of Smithtown Insurance Agents and Brokers, Inc., a wholly owned subsidiary of the Bank. Ms. Delaney is not considered an independent director as ordinary course legal services rendered to the Bancorp and the Bank exceeded the thresholds set forth in NASDAQ listing standards for director independence. See the section entitled “Certain Relationships and Related Party Transactions” in this proxy statement for more information.

Board Leadership

The Board of Directors, in its discretion, may elect a Chairman of the Board. The Chairman leads the board and presides at all Board meetings, and is responsible for delivery of information for the Board’s informed decision-making.

Based upon the structure that best serves the interests of the Bancorp, the Board determines whether the role of the Chairman of the Board and the Chief Executive Officer should be held by one individual or should be separated. The bylaws of the Bancorp require the Chief Executive Officer of the Bancorp to be a member of the Board of Directors. Currently, the Board believes that the positions of Chairman of the Board and Chief Executive Officer should be held by the same person because this combination has served the company well in the past and continues to work well today, by providing unified leadership and direction.

Pursuant to the bylaws of the Bancorp, if the Chairman of the Board is an independent director pursuant to the standards for determining independence described above, he or she serves as the Chariman of the Governance and Nominating Committee. If the role of Chairman of the Board is not an independent director, as is presently the case, then the Board may elect a lead director. The lead director elected by the Board must meet the qualifications for an independent director. The lead director serves as the Chairman of the Governance and Nominating Committee and presides at all Board meetings when the Chairman of the Board is not present, including executive sessions of non-management directors. Patrick M. Given currently serves as the Lead Director, having been elected by the Board in December, 2005.

The Board’s Role in Risk Oversight

Throughout the year, the Board assesses the primary operational and regulatory risks facing the Bancorp and the Bank. In their discussions, the Board considers the relative magnitude of the risks, the likelihood of the risks coming to fruition, and reviews the plans that management has to mitigate those risks. The Audit Committee, which is responsible for the oversight of the Bank’s internal auditor and the Bank’s independent auditors and meets directly with those auditors at various times during the course of the year, reports to the entire Board on the risks discussed in its committees and management’s plans and progress in the supervision and control of those risks.

In order to centralize the management of risks, in 2009 the Board approved the creation of the position of Enterprise Risk Officer and the responsibilities of the person in that position. Earlier this year, the Board approved the framework designed to assist all areas of the organization in achieving our strategic objectives by establishing a systemic approach to evaluating and improving the effectiveness of risk management and control. The Board will continue to review and approve or modify the level of risk that is acceptable, monitor the status of significant risks and the responses thereto, evaluate the status of new initiatives to identify and control risks, and monitor the enterprise risk management strategy and infrastructure. The Enterprise Risk Officer reports to the full Board on a quarterly basis and as appropriate.

Board Meetings

The Board of Directors holds regular monthly meetings.  The Board held eighteen meetings during 2009.  Each director attended 75% or more of the aggregate number of meetings of the Board of Directors and the committee or committees thereof on which such director served during 2009.

Board Attendance at Annual Meeting

           The Bancorp does not have a policy that requires members of the Board of Directors to attend the Annual Meeting.  All members of the Board of Directors are encouraged to attend the Annual Meeting.  All of the members of the Board of Directors attended the Annual Meeting of the Bancorp held in May 2009 except Mr. Kwon.

Code of Conduct for Directors and Employees

We have adopted a code of conduct applicable to all of our directors and all of our employees, including, the Chief Executive Officer, President, Chief Financial Officer, and Chief Accounting Officer.  Shareholders may request a copy of the Code of Ethics by contacting Bank of Smithtown Department of Human Resources, 100 Motor Parkway, Hauppauge NY 11788.

COMMITTEES OF THE BOARD OF DIRECTORS

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee consists of five members.  The members of the Committee are: Patrick A. Given (Chairperson/Lead Director), Hyukmun Kwon, Robert W. Scherdel, Manny Schwartz and George H. Duncan. All members of the Corporate Governance and Nominating Committee are independent directors.

The Board of Directors has adopted a written charter for the Corporate Governance and Nominating Committee. The Committee is responsible for collecting and analyzing information with regard to directors’ “independence” as defined by NASDAQ listing standards and other pertinent legal and/or regulatory standards in effect at the time. The Committee is also responsible for making recommendations concerning committee membership and ensuring that committee members satisfy the criteria for membership on a particular committee for independence and have the skills to effectively participate on a particular committee.  The charter was last amended in October 2009 to comply with recent amendments to regulations of the Federal Deposit Insurance Corporation which require the Committee to evaluate on an annual basis whether the directors serving or who may serve on the Audit Committee are outside directors and are independent of management and the criteria for making those evaluations. A copy of the charter, as amended, is attached to this proxy statement as Appendix A and is available on the Bank’s website at www.bankofsmithtown.com (click on Investor Relations and then Governance Documents).

The Committee is responsible for identifying and evaluating prospective nominees for vacancies on the Board of Directors in accordance with the process set forth in its charter.  In considering candidates to be nominated as director, including those submitted by shareholders, the Committee is guided by the bylaws of the Bancorp which set forth qualifications for directors regarding their citizenship and stockholder status.  The Committee considers the age of a prospective nominee which may not be less than 21 and not more than 72 years of age, and the ability of a prospective nominee to satisfy the “independent director” standard applicable to the Bancorp. The Committee is responsible for gathering information about a prospective nominee to make certain that he or she meets the minimum requirements regarding age, citizenship and stockholder status.

The Committee strives to nominate candidates who exhibit high standards of ethics, integrity, commitment and accountability in his or her professional and personal activities, and who are committed to promoting the long term interests of the Bancorp’s shareholders. Candidates are also evaluated based upon their experience, education and skills, their reputation in the community, and their ability to dedicate sufficient time and attention to effectively performing his or her duties as a director. The Committee also reviews the needs of the board and of the candidates’ qualities and characteristics with those of the other directors and other proposed nominees in its efforts to assure that the board is effective, collegial, and responsive to the needs of the Bancorp and its shareholders. The Committee strives to recommend candidates that further its objective of having a board that encompasses a broad range of talents and expertise and reflects a diversity of background, experience and viewpoints.

The Committee may receive nominees for vacancies on the Board of Directors from members of the Board of Directors, from shareholders of the Company and from third party search firms.  The procedure to be followed by a shareholder to submit a nominee to the Committee is set forth in “Shareholder Proposals and Nominations” in this proxy statement.

After the Committee evaluates a prospective nominee, it makes a recommendation to the full Board of Directors which must approve a nominee by a vote of a majority of the independent directors.

The Corporate Governance and Nominating Committee met one time during 2009.

Audit Committee

The Audit Committee, consisting of five directors, had fourteen meetings in 2009.  The members of the Audit Committee are: Robert W. Scherdel (Chairperson), Hyukmun Kwon, Manny Schwartz, Patrick A. Given and George H. Duncan. All members of the Audit Committee are independent under NASDAQ listing standards and other pertinent legal and regulatory standards. The Board of Directors has determined that the Chairman of the Committee, Mr. Scherdel, qualifies as an “audit committee financial expert” within the meaning of SEC regulations and NASDAQ listing standards. The Audit Committee is responsible for overseeing and reviewing the Bank’s financial reporting process on behalf of the board of directors, the internal audits conducted by Bank employees and/or auditors retained for those purposes, and the audits conducted by the independent auditors, in conformance with regulations of the New York State Banking Department, the laws of the State of New York, federal securities laws and regulations, and NASDAQ Rules.

The Board of Directors adopted a written charter for the Audit Committee in October 2002. The charter was last amended in October 2009. The charter was amended to comply with amendments to regulations of the Federal Deposit Insurance Corporation by adding (i) that all members of the committee must also be “independent of management” as such term is defined in pertinent legal and/or regulatory standards, (ii) that the determination of whether a committee member is an “independent director”, an “audit committee financial expert” and “independent of management” shall be made annually by the Board of Directors based on the recommendations of the Governance and Nominating Committee, and (iii) that if one or more employees of Bank of Smithtown is performing the internal audit function, the employee(s) shall report to the Audit Committee regarding audit matters and to the Chief Executive Officer of the Bank regarding administrative matters. A copy of the charter, as amended is attached to this proxy statement as Appendix B, and is available on the Bank’s website at www.bankofsmithtown.com (click on Investor Relations and then Governance Documents).

Please see the Audit Committee Report included in this proxy statement for information about our 2009 fiscal year audit.

Compensation Committee

The Compensation Committee consists of five members.  The members of the Committee are: Patrick A. Given (Chairperson), Robert W. Scherdel, Hyukmun Kwon, Manny Schwartz and George H. Duncan. All members of the Compensation Committee are independent directors within the meaning of pertinent legal and regulatory standards.

The charter of the Compensation Committee of Bank of Smithtown which serves as the Compensation Committee for the Bancorp was adopted by the Board of Directors in December 2005.  The Compensation Committee charter was last amended in April 2007 (i) to require that members of the Committee also qualify as “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code and as “non employee” directors within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, (ii) to direct the Committee to make recommendations to the Board of Directors regarding the total amount to be awarded to all employees of the Bank under the Bank of Smithtown Bankwide Annual Cash Incentive Plan and the awards to be made under the Smithtown Bancorp Inc. 2007 Stock Compensation Plan, and (iii) to charge the Committee with reviewing and approving the Compensation Discussion and Analysis required to be included in the proxy statement and recommending to the Board of Directors its inclusion in the proxy statement.  A copy of the charter, as amended, is available on the Bank’s website at www.bankofsmithtown.com (click on Investor Relations and then Governance Documents).

The Committee met eleven times during the course of 2009.  The Committee made recommendations to the Board relative to the total amount of compensation to be awarded to the Bank employees under the Bank of Smithtown Bankwide Annual Incentive Cash Plan, the contribution to be made to the Bank of Smithtown Employee Stock Ownership Plan and the equity grants to be made pursuant to the Smithtown Bancorp Inc. 2007 Stock Compensation Plan.  In addition, the Committee made recommendations to the Board regarding the compensation and benefits to be paid to the Bank’s executive officers and directors.

In order to make those recommendations to the Board, the Compensation Committee is charged with collecting and analyzing information which it deems to be necessary and pertinent.  In addition to evaluating the Bank’s performance over the prior year, the Committee reviews market data regarding compensation and benefits paid to both executive officers and directors in the Bank’s competitive market and by other high performing banks. It also considers the expense to the Bank associated with cash and equity compensation as well as the benefit plans provided to the Bank’s executive officers and directors. While the Committee may not delegate its authority to other persons, it may retain the services of third party advisors for assistance as it deems necessary or appropriate.

Under the Bankwide Annual Cash Incentive Plan which was approved by the shareholders at the 2007 Annual Meeting, all employees, including the Bank’s executive officers, are eligible to receive cash incentive compensation awards.  The awards are based upon the Bank’s overall performance, the performance of the various departments within the Bank and the individual employee’s performance.  The Compensation Committee reviews the methodologies devised by the Bank’s senior management team to be used to implement the plan.  Based upon the Bank’s performance, and in accordance with the Bank’s compensation philosophy (which is set forth in the Compensation Discussion and Analysis section of this proxy statement), the Committee evaluates the reasonableness of those methodologies, the appropriateness of the award opportunities available to Bank employees, and the total amount to be awarded.

The Compensation Committee reviews the compensation that the Bank executive officers are eligible to receive under the Bankwide Annual Cash Incentive Plan. With respect to the executive officers’ compensation, the Committee reviews a tally sheet which sets forth all of the components of the executive officers’ compensation paid in the prior year. During 2009, the Bank enlisted the services of Amalfi Consulting to assist the Compensation Committee in calculating the potential payments that would be paid to the executive officers if there was a change in control of the Bancorp pursuant to the Change in Control Agreements that each executive officer (other than Mr. Becker) has with the Bancorp.

The Compensation Committee also reviews information regarding the compensation paid to other bank executives and the performance of other banks. The Committee has developed a peer group of banks for comparison which is made up of banks that are similar in size, geographic location and performance. The peer group is reviewed each year by the Committee and banks are added or dropped to make for an appropriate comparison. The Committee weighs the comparative data in light of the size, location and performance of the Bank and the other banks, as well as the duties, performance, experience, skills and abilities of the Bank’s executive officers.  The Committee then makes its recommendation to the Board regarding the amount that should be awarded to the executive officers with regard to the salaries to be paid to the executive officers and the benefits to be provided to the executive officers.

The Committee follows the same process in determining the compensation to be paid to the Chief Executive Officer as described above for the other executive officers.  In addition, the Committee weighs the growth and profitability of the Bank during Mr. Rock’s tenure as Chief Executive Officer, as well as the change in the market value of the Bancorp’s shares during Mr. Rock’s tenure.

With respect to fees to be paid and benefits to be provided to the members of the Board of Directors, the Compensation Committee reviews the fees and benefits being paid to the directors in the Bank’s peer group.  The Committee uses the same peer group that is used for the executive officers’ compensation comparison. The Committee reviews the fees that were paid to directors in the prior year as well as the restricted stock awards made to directors in prior years. The Committee makes recommendations to the Board regarding the fees to be paid, the fee structure (i.e., annual retainer or monthly meeting fees), the payment of additional fees for participation on certain committees, and the payment of additional fees for certain committee chairpersons, the lead director and the Secretary of the Board.  The Committee also makes recommendations to the Board concerning the benefits payable to directors and the expenses for which directors may be reimbursed, which the Committee deems to be reasonable and appropriate.

Mr. Rock participates in discussions with the Compensation Committee and makes recommendations to the Committee with respect to the compensation of executive officers and directors.  Mr. Rock does not participate in the deliberations or approval of the Committee or the Committee’s discussion with the Board concerning the compensation to be paid to him. Mr. Rock does not receive any fees as a director of the Bank or the Bancorp.

As part of its review of the various forms of compensation paid or awarded to the executive officers and the other employees of the Bank, the Committee evaluates if any of the Bank’s compensation policies or practices create incentives for the employees to take risks that are reasonably likely to have a material adverse affect on the value of the Bancorp. Based on its review, the Committee believes that any possible incentives for employees to engage in risks that could be harmful to the Bank are eradicated by the Bankwide performance goals that must be achieved as part of all cash incentive compensation and by the service conditions on the additional forms of compensation paid to the executive officers.

Compensation Committee Interlocks and Insider Participation

There are no members of the Compensation Committee who are now or were formerly an officer of the Bancorp or employee of the Bank or who has or had a relationship with the Bancorp or the Bank, other than as a director.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Compensation Committee Report

The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis with management.  Based upon its review thereof, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Bancorp’s annual report on Form 10-K and in this proxy statement.

This report has been furnished by Patrick A. Given, Robert W. Scherdel, Hyukmun Kwon, Manny Schwartz and George H. Duncan.  The report shall not be deemed incorporated by reference by any general statement incorporating this document by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Bancorp specifically incorporates such information by reference, and shall not otherwise be deemed filed under such acts.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis provides an overview of the Bank’s executive compensation program, including:
-       the general compensation philosophy of our executive compensation program;
-       the process we use making executive compensation decisions;
-       the role of executive officers in the compensation process;
-       the material elements of our executive compensation program and the determinations made by the Board with respect to each element;
-       information about compensation for individuals who served as Chief Executive Officer, Chief Financial Officer during 2009, for each of the other three most highly-compensated executive officers who were serving as executive officers at the end of 2009, and for Thomas Stevens, an executive officer who resigned in December, 2009, but who otherwise would have qualified to be a named executive officer. Anita Florek held the title “Chief Financial Officer” from 1993 until November 2009. Christopher Becker joined the Bank in April 2009 as an Executive Vice President and became the Chief Financial Officer of the Bancorp and the Bank in November 2009.

Compensation Philosophy

The Bank has been a high-performing organization for many years.  In order to continue to perform at high levels over a long period of time, the Bank needs to attract and retain highly-skilled, dedicated and experienced people for the senior management team and the Board of Directors. To attract and retain such people in the New York metropolitan market, the Bank must offer highly-competitive packages.  Not only are the cost of living and compensation levels higher in the New York metropolitan area than in most other regions of the country, but the Bank must also compete with the compensation packages offered by many very large banks located in New York City.

While we want to attract and retain highly-qualified people for the senior management team and Board of Directors, we must also remember that the primary goal of the Bancorp is to build long-term shareholder value.  Therefore, we must balance the need to attract and retain highly-qualified people with the need to keep costs at reasonable levels in order to create sufficient profitability for the shareholders.

The Bank has used a bankwide incentive compensation Plan for many years. The plan includes all members of the senior management team, as well as every other Bank employee.  We believe that part of the reason for the Bank’s long-term success is that the design of the incentive compensation plan promotes teamwork and creates an alignment among an individual’s compensation, the Bank’s performance and the individual’s contribution to the Bank’s performance.  We also believe that it is productive for members of the senior management team to have goals and standards for their incentive compensation linked to the goals and standards for the incentive compensation for the entire staff.

With those objectives in mind, in January 2009 the Compensation Committee evaluated compensation in the context of the Bank’s performance in the prior year and recommended compensation for the executive officers that blended cash and equity at a level that was competitive and reflective of the Bank’s 2008 performance. In one of the most difficult years for our nation’s economy and financial companies since the 1930’s, the Bank achieved its 14th consecutive year of record earnings. Net income had increased 10% over the prior year and full-diluted earnings per share had increased 4% over the prior year. Return on average equity was 16.73%, nearly triple that of the average ROE (5.67%) for a peer group of 285 banks in the United States with assets between $1 billion and $3 billion. During 2008 the Bank opened 4 new branches and total deposits grew 38% of which 79% were in core deposits. The Bank began shifting its loan portfolio more toward permanent mortgages on commercial and residential properties, and away from construction loans which tend to be riskier in a slumping economy. At year end, the ratio of nonperforming loans to total loans was .31%, noticeably less than our peer group ratio of 2.10%. The Bank success was also reflected in its efficiency ratio at 53.03% at year end, which was 80 basis points better than 2007 and substantially better than the average peer group ratio of 66.91%, and which demonstrated the Bank’s ability to manage expenses effectively even during a period of rapid growth.

The Compensation Committee believes that the Bank’s compensation programs and the amounts paid thereunder in 2009, appropriately aligned pay and performance, reinforced a culture in which employees think like shareholders and act like a team, and enabled the Bank to attract and retain talented and dedicated executive officers.

Roles of Officers in Setting Compensation

The Compensation Committee gathers the information pertinent to its compensation discussion from Mr. Rock, the Bank’s Human Resources department and the Finance department. Mr. Rock also works with the Compensation Committee to develop strategies and recommendations for the Committee.  All compensation matters related to the senior management team and the directors, and all cash and equity incentive awards are considered by the Compensation Committee.  Mr. Rock presents to the Compensation Committee a general overview of the Bank’s performance and achievements during the year as well as his assessment of each of the executive officer’s performance during the year. He reviews with the Committee the performance measures pertinent to the executive officers’ compensation under the Annual Cash Incentive Plan and the level of those measures achieved by the executive officers. He shares with the Compensation Committee the individual goals set for each of the executive officers and his evaluation of their achievement. Mr. Rock makes recommendations to the Compensation Committee as to the executive officers’ (excluding himself) base salaries and equity compensation. Based upon its review and discussion of all of the foregoing, the Compensation Committee then formulates and presents its final recommendations to the full Board for approval.  All matters related Mr. Rock’s compensation are based on similar information regarding the Bank’s performance, the performance measures achieved by Mr. Rock under the Annual Cash Incentive Plan, and the Committee’s own evaluation of Mr. Rock’s performance during the year. Mr. Rock’s compensation is discussed in executive session by both the Compensation Committee and the full Board without any participation by Mr. Rock.

The Compensation Process

To assure that the compensation programs for executive officers and directors are appropriately competitive in the marketplace, the Compensation Committee benchmarked the Bank’s performance against a peer group. The Compensation Committee reviews the composition of the peer group annually to ensure that companies are relevant for comparative purposes. Based upon asset size, geographic location, cost of living and number of branches, the Committee developed a group of banks with similar characteristics to the Bank. That group was then narrowed down to include only highly performing banks as measured by their return on equity, net income growth, deposit  growth, loan growth and percentage of non-performing loans to total loans. As a result, the Committee dropped a few banks included in the peer group used in 2007, and added a bank that was a better comparison to the Bank and its performance for the year under review.  Based on this process the Committee used the following banks for peer group purposes during January 2009:

Berkshire Bancorp Inc. (BERK)	Intervest Bancshares Corp. (IBAC)
City Bank (CTBK)	Peapack-Gladstone Financial Corp (PGC)
Center Financial Corp. (CLFC)	Sierra Bancorp (BSRR)
First of Long Island Corp. (FLIC)	State Bancorp Inc. (STBC)
First Regional Bancorp (FRGB)	Suffolk Bancorp (SUBK)
Farmers & Merchants Bancorp (FMCB)	Temecula Valley Bancorp, Inc. (TMCV)
Flushing Financial Corp (FFIC)	Wilshire Bancorp, Inc. (WIBC)
Heritage Commerce Corp. (HTBK)

The Compensation Committee evaluated base salary, total cash compensation (base salary and annual cash incentives) and total direct compensation (total cash compensation plus all forms of equity compensation) of the executive officers in comparison to officers with similar roles in banks in the peer group. The Committee considered the experience of each of the Bank’s executive officers, their years of service to the Bank, and the responsibilities of each officer as they related to the officers in the peer group as well as to one another. The Compensation Committee recognized, however, that the roles and duties of executive officers vary from institution to institution and that a direct one-to-one comparison is not always possible. Given those and other limitations associated with comparative pay information, the Committee used the peer group data as a point of reference and comparison only, and not as the determinative factor for the executives’ compensation, or for establishing or setting a level of compensation to be achieved. In addition, consideration was given to the difficulty in finding peer group banks that performed as well as the Bank in each of the areas measured.  As a result, reliance on benchmarking for setting compensation was tempered by the Committee’s analysis of the Bank’s superior performance over its prior year and the Bank’s outstanding performance over the prior 10 year period (during which period all of the executive officers were employed in similar capacities), as well as the Committee’s assessment of each executive officer’s contribution to those performances and relationship to the Bank’s future success.

The Compensation Committee also reviewed the components of the compensation paid to the executive officers in prior years. The Committee looked at all of the different elements of the executive officer’s compensation (which are more particularly described under “Elements of Compensation” herein) and considered whether each of them was an appropriate way to reward the executive officer in light of the executive officer’s responsibilities and performance, and the Bank’s performance. The Committee considered whether those forms of compensation were competitive with what was being offered to executive officers in similar positions in the Bank’s competitive market. The Committee reviewed the different forms of equity compensation, including options and restricted stock, that it was authorized to award pursuant to the Smithtown Bancorp, Inc. 2007 Stock Compensation Plan previously approved by the shareholders.  The Committee discussed those different forms of compensation, their immediate and long term effects, and their relationship to the other forms of compensation paid to the executive officers. The Committee also made determinations about whether those different forms were still in keeping with the compensation philosophy and goals of the Bank. The Committee next considered the cost to the Bank of the various forms of compensation in determining the forms of compensation that were the most appropriate.

 The final process that the Compensation Committee went through after its evaluation and analysis of all of the information described above, was to review a tally sheet which provided an overall picture of all of compensation and benefits paid to and for the executive officers in 2008. The tally sheet was prepared by the Bank’s human resources department and its finance department. The tally sheet included information regarding the cash compensation (base salary and incentive compensation) paid to each executive officer, the value of the vested and unvested restricted stock awards previously made, the estimated value of the executive officer’s account under Bank of Smithtown Employee Stock Ownership Plan, the benefits and perquisites paid on behalf of each executive officer, the contribution made by the Bank to the executive officer’s retirement accounts (under the Bank’s 401K plan and the Executive Incentive Retirement Plan), the benefit payable under the Supplemental Executive Retirement Agreement (which applies to Mr. Rock only), and the potential payments to each executive officer in the event a change in control of the Bancorp occurred.  The information presented in the tally sheet allowed the Committee to see how its recommendations for the upcoming year compared to the actual total compensation paid in the prior year. The tally sheet also enabled the Compensation Committee to assess if the components of compensation were striking the right balance between cash and equity and immediate and long term rewards. The Committee reviewed the prior year’s compensation to assess if the totality of their intended recommendations was appropriate in light of the Bank’s performance and the particular executive officer’s performance during the periods compared. The Committee also considered the tally sheet information in assessing the management team’s internal pay equity and in decisions regarding change in control arrangements. The Committee then considered whether any adjustments to their recommendations were needed. Although no one component of the compensation recommended is necessarily derived from the Committee’s use of the tally sheets, they do assist the Committee in determining where, if any, adjustments in the Committee’s recommendations could best be made. Following their review, the Committee concluded that the Committee’s recommendations were consistent with the level of achievement by the Bank over the prior year and the executive officer’s contribution to the Bank’s performance, and that the mix of compensation was in keeping with the Bank’s compensation philosophy and principals.

Elements of Compensation and Determinations

(a) Base Salary.  The base salaries that were provided to the senior management team were based upon a number of considerations, including the scope and complexity of the executive officer’s role, any changes in their responsibilities from year to year, the executive officer’s skills and leadership ability. The Compensation Committee used judgment and discretion rather than relying on any specific formula for results. The Committee reviewed the base salary paid to each executive officer over the previous six years and the percentage change in salary from year to year. The increase in the cost of living in the Bank’s geographic region was also factored into the base salary component of the executive officers’ compensation. Finally, the Committee gave consideration to the executive officer’s ability to be awarded additional compensation under the Bank’s other compensation plans which compensation was more directly tied to the Bank’s performance. After discussing all of those considerations, the Committee recommended a higher percentage increase in the base salary for Mr. Romano in recognition of his increased responsibilities and successful management of the growth in the Bank’s branch operations. The Committee also recommended that Mr. Rock’s base salary be increased to a level that was more in line with the salaries of CEOs of banks in the peer group and in competition with the Bank, and also in recognition of Mr. Rock’s overall level of leadership and his continued ability to develop and implement strategies to enhance shareholder value. The Committee determined that increasing Mr. Rock’s base salary was also the most appropriate compensation mechanism to use for the Bank because it had less of a cost effect on the Bank than other compensation alternatives. The Committee also believed that a salary increase was the better way to affect an increase Mr. Rock’s total compensation rather than modifying, at that point in time, the formulaic calculation of Mr. Rock’s compensation under the Bank’s Annual Cash Incentive Plan in a manner that was different from the calculation applied to the rest of the Bank employees entitled to awards under that Plan. The base salary paid to each executive officer in 2009 is set forth in column (b) of the Summary Compensation Table (Table I) set forth in this proxy statement.

(b)  Cash Incentive Compensation.  Annual cash incentives at the Bank were paid under the Annual Cash Incentive Plan. The plan was approved by the shareholders in April 2007 and is intended to comply with the “performance-based” compensation requirements of Section 162(m) of the Internal Revenue Code so that any amounts paid under the plan will be fully deductible by the Bank. Every person employed at the Bank is included in the plan from tellers and other members of the staff to the Chief Executive Officer.  The plan is similar to the incentive plan that had been in place for the previous fourteen years. The plan is designed to correlate each individual’s compensation with his or her contribution to the Bank’s performance. In order to receive compensation under the Plan, the employee’s department must have performed well, the Bank must have performed well and the individual must have received an evaluation indicating that he or she had performed well. The Compensation Committee reviewed the Bank’s performance at yearend against levels of financial achievement that were set at the beginning of the year for different measures of how well the Bank performed over the year. Each department of the Bank has performance measures related to the department’s function as well as performance measures related to the Bank’s overall performance.  The result was that each employee had a variety of performance measures for his or her department or branch, and a variety of Bankwide performance measures.  Those performance measures would typically include such indications of performance as net income, efficiency, deposit growth, loan growth, asset quality, net interest margin and other measures pertinent to the responsibilities of the employee’s department and the Bank’s performance as a whole. While some of the departments shared the same performance measures the weight given to each performance measure and the level of achievement required in each performance level varied among the departments so that they were more closely associated with the department’s primary function. The amount of compensation paid depended on the level of achievement in each of the performance measures and an evaluation of the individual’s performance and contribution during the year. For 2008, the executive officers were treated as one group and the performance measures upon which their incentive compensation was based were the same for each of them. They included growth in net income and net interest margin, growth in core deposits and loan growth, with growth in net income being weighted more heavily than the other three equally weighted measures. This change reflected the Committee’s desire to align the executive officers’ cash incentive compensation to the Bank’s overall performance and shareholder value and to reinforce the concept of teamwork, starting at the top with senior management. For staff, managers, officers, all of the executive officers, this pay-for-performance methodology has helped create a culture that is one of the principal drivers of the Bank’s performance over the past sixteen years.

None of the employees, including the executive officers, have a particular performance goal that was set as their target under the Annual Cash Incentive Plan. In almost every year since the Bank initiated incentive compensation, the Bank has achieved a strong financial performance, often times well above that achieved by its peers, and has consistently improved upon that performance from one year to the next. Sustaining that level of performance is a difficult achievement in and of itself, let alone improving upon it year after year. Nonetheless, the performance measures and levels of achievement set at the beginning of the year for the plan were designed to motivate the employees to cause the Bank’s performance to be better than the prior year. In 2008, the Bank had another year of improved performance over the prior year, with the most improvement evident in net income growth, loan growth and deposit growth. As a result, the cash incentive compensation paid to Mr. Rock, Ms. Florek and Mr. Romano was greater the year before. The incentive awards paid to Mr. Anrig and Mr. Stevens, however, were less than in the prior year. That result was a function of the reduced weight given to loan growth as one of their performance measures and more emphasis in the calculation of their award being placed on other measures of Bankwide performance. The amount of compensation paid to the executive officers as a result of achieving those goals is set forth in column (c) of the Summary Compensation Table (Table I) set forth in this proxy statement. Additional information concerning the amounts paid under the plan in 2008 is provided in the Grants of Plan-Based Awards Table (Table II) and the narrative following that table.

(c)  Equity Compensation. Under the Smithtown Bancorp, Inc. 2007 Stock Compensation Plan approved by the shareholders in 2007, the Board of Directors is authorized to award equity compensation in variety of forms and has the discretion to fix the performance measures used to determine the amount to be awarded. The purpose of the plan is to provide the Bank with the opportunity to offer incentive equity awards in order to continue to attract and retain high level officers and directors and to motivate them to continue their relationship with the Bank and thereby align their interests and compensation with the long-term interests of shareholders. The plan is intended to comply with the “performance-based” compensation requirements of Section 162(m) of the Internal Revenue Code so that awards paid under the plan will be fully deductible by the Bank. Equity compensation was awarded to each of the executive officers and directors pursuant to that plan. The plan authorizes the grant of incentive stock options, non-qualified stock options, stock appreciations rights, restricted stock, restricted stock units, performance shares, performance units and stock-based awards. The variety of awards authorized under the plan is intended to give the Board of Directors flexibility in making awards that are appropriate and competitive under the circumstances, and to help the Bank minimize its expense for providing additional incentive compensation.

At their January 2009 meeting the Compensation Committee discussed whether awards under the plan should be made, the form of award, to whom the awards should be made, the amounts to be awarded, and the expense to the Bancorp to make the awards contemplated. The Committee recommended to the Board of Directors that the equity compensation to be awarded in 2009 be in the form of restricted stock awards that would vest over a period of five years. The Committee believed that such awards were consistent with the Bank’s compensation philosophy and principals in that they would provide the executive officer with incentive to remain in the Bank’s employ and thereby foster retainage. At the same time the awards would be made at a reasonable cost to the Bancorp, they would result in minimal dilution in the shareholders’ equity and they would further align the executive officer’s interests with those of the shareholders of the Bancorp and their stake in the long-term success of the Bancorp.

The Compensation Committee discussed the amount of the restricted stock to be awarded in 2009 based upon the Bank’s performance, each executive officer’s performance, the base salary and incentive compensation being paid to the executive officer, and the expense to the Bancorp to make the awards. The Committee examined the differences between Mr. Rock’s responsibilities as the Chief Executive Officer and the responsibilities of the other four executive officers. The Committee reviewed the significant, valuable changes in the Bank during Mr. Rock’s near 20 year tenure as Chief Executive Officer, including, the Bank’s growth from the smallest bank on Long Island to the largest independent bank on Long Island with over $2 billion in assets; the value of the Bancorp stock increasing at a compounded annual growth rate of more than 13% per year, and the heightened visibility of the Bancorp for investors and customers resulting from the Bancorp’s widely-recognized success and Mr. Rock’s role as the primary spokesperson for the Bancorp in one on one investor meetings and as a keynote speaker at investor conferences across the nation which in turn has produced a widely-held national shareholder base including institutional investors holding approximately 39% of the Bancorp’s stock. The Committee also considered how the Bank benefited from Mr. Rock’s work as the Chairman of the American Bankers Association through which he advocated on behalf of all banks, including independent community banks like Bank of Smithtown, and was an influential voice regarding legislative and regulatory reforms.  In recognition of his commitment and dedication to the Bancorp, and in order to properly and competitively award his continued contribution to its the success and correlate his efforts to long-term shareholder value, the Committee believed an award of restricted stock to Mr. Rock that was significantly more than the restricted stock awards to the other executive officers was merited and necessary. Based upon those recommendations, the Board made the awards of restricted stock to the executive officers and directors of the Bank in February, 2009.

The shares of stock awarded under the plan in 2009 are subject to the restrictions. The restrictions are similar to those that have been placed on the restricted stock awards made in prior years under the original plan approved by the shareholders in 2005 and the successor plan approved in 2007. The following is a description of the restrictions on the awards made in 2009:

(i)
the stock may not be transferred during the restricted period. The restricted period is five years from the date of the award, however, the restrictions lapse with respect to 20% of the shares awarded in a given year on December 31st of each year after the date of the award;

(ii)
the restrictions shall be lifted in the event of the death or disability of the recipient of the award or in the event of a change in control in the Bancorp.  For Mr. Rock, the restrictions shall also be lifted upon his retirement provided he does not retire before age 60 and he does not become employed by another bank in the New York metropolitan area. Those qualifications on Mr. Rock’s award were proposed by the Compensation Committee and approved by the Board of Directors in recognition of Mr. Rock’s years of service as Chief Executive Officer, the success of the Bancorp during his tenure and the differences in his responsibilities as Chief Executive Officer and the responsibilities of the other executive officers and directors, and

(iii)
except as set forth above or as determined by the Board of Directors, all of the shares on which the restrictions have not lapsed shall be forfeited and all rights of the recipient to such shares shall terminate, without further obligation on the part of the Bancorp or the Bank, unless the recipient remains in the continuous employment of the Bank for the entire restricted period or, in the event a director no longer serves as a director of the Bank during the restricted period in relation to which such shares were granted.

Under the terms of the plan, it is within the Board’s discretion to permit a recipient who no longer serves as an employee or director, to continue to receive the unvested portion of his or her restricted stock award after such employment or directorship ceases.  In the past, following the retirement of former director, Augusta Kemper, and then of director Sanford Scheman, the Committee believed and the Board agreed that the continued vesting of the restricted stock awarded to them was deserving on the basis of their years of service and contribution to the Bancorp as a director. As such, the restricted stock awarded to each of them on which the restrictions had not lapsed, has continued to vest in the same manner and on the same schedule as if each of them continued to serve as a director during the entire restricted period. Dr. Scheman has continued to serve as a director emeritius since his retirement in October 2008.  In December 2009, Thomas Stevens resigned from his position as an Executive Vice President of the Bancorp and the Bank, and the unvested portion of the restricted stock awards previously made to him was forfeited, and the Board has determined that they shall not be permitted to continue to vest.

(d) Perquisites.  The Bank pays a portion of the cost of the executive officers’ automobiles.  The annual benefit to each executive officer is less than $10,000.  The Bank also paid a portion of Mr. Rock’s country club expenses to the extent that it was used in connection with Bank business. The Board of Directors believes the payment of these perquisites is justified in light of their amount and the Bank’s desire to offer competitive forms of compensation to its executive officers.  The benefit to Mr. Rock resulting from the perquisites provided to him are included in column (i) of the Summary Compensation Table (Table I) and column (g) of Table I-A set forth in this proxy statement.

(e) Supplemental Executive Retirement Agreement.  The Bank has a Supplemental Executive Retirement Agreement with Mr. Rock that was originally executed in May, 2004 and amended and restated in January 2007.  That Agreement is targeted to provide 70% of final average base salary for Mr. Rock’s last three years of work prior to termination of service less amounts provided to Mr. Rock in the form of social security benefits and the Bank’s contributions to Mr. Rock’s accounts under the Bank’s 401k plan, the Executive Deferred Compensation Plan and Executive Incentive Retirement Plan. The Supplemental Executive Retirement Agreement was originally granted to Mr. Rock and has been maintained as part of his compensation benefits in recognition of the Bank’s overall growth and success during his tenure and the value of his guidance and leadership over the past 20 years. The Board also recognized that such agreements are typically included in the compensation packages of chief executive officers of Mr. Rock’s experience and stature. Lastly, the Board of Directors believed that continuation of the Supplemental Executive Retirement Agreement would encourage Mr. Rock to remain in the employ of the Bank until he is eligible to receive the full benefits of the Agreement and to strive to improve his own performance and resulting base salary on which benefits under the Agreement are based.  The Agreement was amended in December 2008 to incorporate changes necessary to ensure compliance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended. Those amendments modify the form and timing of distribution elections and do not affect the amount of compensation that Mr. Rock is entitled to under the Agreement.

(f)  Executive Incentive Retirement Agreements.  In January 2000, the Bank executed an Executive Incentive Retirement Agreement with Mr. Rock, Ms. Florek, Mr. Anrig, Mr. Romano and Mr. Stevens.  The Agreement was developed to motivate the executive officers to sustain superior bank performance and to provide incentive for them to continue their employment by the Bank.  The Board of Directors chooses the eligible officers with whom the Bank enters into such Agreements. The Agreements provide for a contribution up to 10% of base salary to each executive officer’s account, based upon the return on equity (“ROE”) of the Bancorp from the previous fiscal year.  The earnings on the Executive Incentive Retirement Plan accounts are based upon the percentage change in the fair market value of the Bancorp’s common stock price, the actual growth rate, with a guaranteed annual minimum rate of 6% and a maximum rate of 12%.  The executive officer must be employed by the Bank for a period of five years in order to be vested in the plan.  If the executive officer does not remain in the continuous employment of the Bank until early retirement (age 55 with 15 years service) or normal retirement (age 65), then no benefits are paid.  The executive officer has the option to choose how benefits are paid (lump sum or equal monthly installments over fifteen years) for normal retirement, early retirement, disability and death.  Additional information regarding the Executive Incentive Retirement Agreements is provided in the Nonqualified Deferred Compensation table (Table VI) set forth in this proxy statement and the narrative following that table.  The plan was amended in 2008 to incorporate changes necessary to ensure compliance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended. Those amendments modified the form and timing of distribution elections and did not affect the amount of compensation that each executive officer is entitled to under the Agreement.  At the time of his resignation in December 2009, Mr. Stevens was not eligible to receive any benefits under the terms of his Agreement and therefore, no such benefits were paid to him.

The Compensation Committee reviewed both the Supplemental Executive Retirement Agreement and the Executive Incentive Retirement Agreements and the cost to the Bank to maintain them. The Committee found those plans to be an efficient and effective way to motivate the executive officers to remain in the Bank’s employ for the long term and, to provide a benefit that is competitive with what is being offered to executive officers in similar positions in the Bank’s marketplace.

(g)  Executive Deferred Compensation Plan.  The Bank has had a voluntary executive deferred compensation plan since January, 2004. Mr. Rock, Ms. Florek, Mr. Anrig, Mr. Romano and Mr. Stevens are all participants in the plan. The plan allows individuals deemed eligible by the Board of Directors to defer a percentage of compensation that could have otherwise been deferred into the Bank’s qualified 401(k) plan but for the limitations imposed by the Internal Revenue Code for highly compensated employees.  In 2009, the Compensation Committee continued to believe that it was necessary to continue to offer participation in this plan as an additional competitive benefit in its efforts to attract and thereafter retain certain highly compensated individuals to work for the Bank. The amounts that are deferred earn interest based upon the prime rate in effect as of the first business day of the year and each participant is immediately vested in the plan.  In December 2008, each officer made a payout election which determined whether the amount due under the plan upon the termination of the executive officer’s employment would be paid in either a lump sum or over a five or ten year period following termination.   Further details about the plan are provided in the Nonqualified Deferred Compensation table (Table VI) set forth in this proxy statement.  The plan was amended in 2008 to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended. The affect of those amendments was to modify the form and timing of the distribution selected by the participant under the Plan and not the amount of compensation to which the participant is entitled under the Plan.

(h)  Change-in-Control Agreements.  The Bancorp has Agreements with Mr. Rock, Ms. Florek, Mr. Anrig and Mr. Romano (and with Mr. Stevens until his resignation) and certain other employees of the Bank (collectively, the “Executives”) which would become effective in the event of a change in control of the Bancorp.  These Agreements provide additional benefits competitive with the benefits being offered to similar employees in the Bank’s marketplace and  help to retain those employees by providing a sufficient level of income protection in the event a change in control were to take place. The Agreements also reduce the personal uncertainty that the Executives are likely to feel when considering a corporate transaction that would result in a change in control, but that may be in the best interest of the Bancorp’s shareholders. Moreover, these agreements provide valuable retention incentive that focus the Executives on completing such transactions, thus enhancing long term shareholder value. To that end, the Compensation Committee continues to believe that they serve an important function in the overall compensation offered to those Executive and are in keeping with the compensation philosophy of the Bancorp. While the potential payments to be made to the executive officers under those Agreements was considered by the Compensation Committee in analyzing the potential wealth accumulation for the executive officers, such payments were considered in light of the foreseeable likelihood of an event that would trigger those payments.

The Agreements provide that if the Executive’s employment is terminated for any reason other than cause, death or disability subsequent to a change in control of the Bancorp, or if the Executive elects to terminate his or her employment following a change in control because of a diminution of the Executive’s compensation or responsibilities or following a breach by the Bancorp of the Agreement, the Executive would be entitled to: (i) receive an amount equal to three times the sum of the Executive’s highest salary and incentive compensation paid in the three most recent years preceding the change in control, and (ii) to receive an amount equal to the contributions and benefits that the Executive would have received for a three year period based on the benefits and contributions paid on the Executive’s behalf in the year preceding the Executive’s termination, and (iii) to continue to participate in the health benefit plans of the Bank for a period of three years following termination. The Agreement with Mr. Rock also provides that if at any time within one year after a change in control, he elects to terminate his employment with the Bank for any reason, he will receive the amounts and the benefits described above. The Agreements specify the time periods in which the event that triggers the change in control must occur. For Mr. Rock, the event which triggers payment of the benefit in the Agreement must occur within thirty-six months subsequent to a change in control.  For all other Executives, it is a twenty-four month time period. The reason for those differences in Mr. Rock’s agreement is to acknowledge his unique position at the Bank and his years of service to the Bank.  One of the triggering events that is included in the Agreements with Mr. Rock, Mr. Anrig and Ms. Florek (a change in title) is not included in the Agreements with Mr. Romano or Mr. Stevens. The Compensation Committee believed that event was not appropriate in the Agreements with Mr. Romano (whose title was Executive Vice President and Chief Retail Officer at the time of the Committee’s review) and Mr. Stevens because their titles were not universally applied to the individuals with their responsibilities in other banking institutions. The benefits that would have been payable to Mr. Rock, Ms. Florek, Mr. Anrig, and Mr. Romano if an event had occurred on December 31, 2009 that would have triggered payment under the Agreements are shown in the  Potential Payments in the Event of a Change In Control Table (Table VIII) set forth in this proxy statement. As a result of Mr. Stevens resignation in December 2009, no such benefits would have been payable to him had such a triggering event occurred on December 31, 2009.

(i)  Retirement Plans for All Employees.  The Bank maintains both an Employee Stock Ownership Plan and a 401(k) plan covering full-time employees, including the Bank’s executive officers, who have attained the age of 21 years and who have completed 1,000 hours of employment during the year.  Benefits under the Employee Stock Ownership Plan are based solely on the amount contributed by the Bank which is used to purchase common shares of stock of the Bancorp.  A participant’s allocation is the total employer contribution multiplied by the ratio of that participant’s applicable compensation over the amount of such compensation for all participants for that year.  Benefits are not subject to deduction of social security or other offset amounts. The total amount contributed to the Employee Stock Ownership Plan for 2009 was $300,000.  The total amount contributed by the Bank to the 401(k) plan in 2009 was $222,801.

Tax Implications of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended places a limit of $1,000,000 on the amounts of compensation that may be deducted by the Bank in any year with respect to the Chief Executive Officer or any other Senior Executive Officer unless the compensation is performance-based compensation as described in Section 162(m) and the related regulations. One of the benefits of the Bank of Smithtown Annual Cash Incentive Plan and the Smithtown Bancorp, Inc. 2007 Stock Compensation Plan adopted by the Board and approved by the shareholders in 2007, was that they were structured with the intention that cash and equity compensation granted pursuant to the plans can qualify as performanced based compensation and thus be tax deductible to the Bank under Section 162(m). The Compensation Committee, however, retains the discretion to award compensation that exceeds the deductibility limit of Section 162(m). In 2009, the Compensation Committee reviewed the effect of Section 162(m), but in light of the total compensation being considered for the executive officers (other than Mr. Rock), the effect of Section 162(m) was not a critical factor in the Committee’s recommendations. With respect to the compensation being considered for Mr. Rock, the Committee allocated the mix between performance based pay and other compensation to create a total compensation benefit that was within the limits for deductibility set forth in Section 162(m).

Changes in Compensation Programs Made in 2009

Although our compensation programs are fine-tuned as conditions change, the Board believes that it is important to maintain consistency in our compensation philosophy and approach. To that end, in 2009, the Compensation Committee recommended and the Board agreed that Mr. Rock’s compensation under the Annual Cash Incentive Plan and the Stock Compensation Plan should be determined by using financial criteria and performance goals that are designed to reflect the unique position of the Chief Executive Officer and that are different from those used for the other executive officers and other employees. In addition to measures reflecting Bankwide performance, such as growth in net income, net interest margin, return on average equity, and measures pertinent to the current economic climate, such as core deposit growth and the ratio of nonperforming loans to total loans, measures tied to shareholder return over a 10-year period have been added to the criteria by which performance based portion of the Chief Executive Officer’s compensation will be determined. The performance criteria and goals for the other executive officers will be the same as those for the other employees in their department. As such, while they will include measures that specifically relate to the function of their department and current economic conditions (eg., for the loan department - the percentage of nonperforming loans), they will be more heavily weighted in goals which reflect the Bank’s overall performance during the year.
These changes recognize the significant issues existing for financial institutions in the current and anticipated economic environment. They are also in keeping with the compensation philosophy of the Board in its desire to align executive officers’ compensation with the achievement of building long-term shareholder value.

Stock Ownership Guidelines

The Bylaws of the Bancorp do not require and the Bank does not have a policy that requires its executive officers to be shareholders of the Bancorp or to maintain a level of share ownership. The Bylaws of the Bancorp require that a director be a shareholder of the Bancorp.  In its efforts to encourage the executive officers and directors to own Common Shares and to continue to keep their interests aligned with the interest of the shareholders, in 2009 the Board of Directors awarded the executive officers with shares pursuant to the Employee Stock Ownership Plan and awarded the executive officers and directors with shares of restricted stock pursuant to the Smithtown Bancorp, Inc. 2007 Stock Compensation Plan.

Executive Officer Compensation

The following tables (I through VI) set forth compensation for individuals who served as the Chief Executive Officer and the Chief Financial Officer during 2009, for each of the other three most highly-compensated executive officers who were serving as executive officers at the end of 2009, and for Thomas Stevens, an executive officer who resigned in December, 2009, but who otherwise would have qualified as a named executive officer in 2009. From 1990 until November 2009, Mr. Rock also held the title of President of the Bancorp and the Bank. Mr. Romano held the title of Executive Vice President of the Bancorp and the Bank and Chief Retail Officer of the Bank from February 2000 until November 2009 when he became the President and Chief Operating Officer of the Bancorp and the Bank. Anita Florek held the title Chief Financial Officer from 1993 until November 2009. Christopher Becker joined the Bank in April 2009 as an Executive Vice President and became the Chief Financial Officer of the Bancorp and the Bank in November 2009. The positions shown in Table I are the officer’s titles as of December 31, 2009.

TABLE I
SUMMARY COMPENSATION

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)(1)		(f)(2)	(g)(3)	(h)(4)(5)		(i)(6)	(j)
Bradley E. Rock	2009	830,769		358,500			375,000	1,713,588		107,378	3,385,235
Chairman & CEO of	2008	591,076	None	250,680		None	280,672	456,549		115,159	1,694,136
Bancorp and Bank	2007	511,923		212,320			350,839	367,921		92,351	1,535,354

John A. Romano	2009	228,707	None	17,925		None	102,000	3,916		31,058	383,606
President & COO of	2008	220,453		20,890			100,194	15,798		34,410	391,745
Bancorp and Bank	2007	203,500		21,232			100,194	13,188		32,475	370,589

Christopher Becker	2009	106,905	None	—		None	—	—		175	107,125
Executive Vice
President & CFO of
Bancorp and Bank

Anita M. Florek	2009	224,092	None	17,925		None	75,000	4,693		32,056	353,766
Executive Vice	2008	220,453		20,890			72,126	17,407		36,190	367,066
President & Chief	2007	203,500		21,232			80,140	15,717		33,094	353,683
Accounting Officer
of Bancorp and
Bank

Robert J. Anrig	2009	224,092	None	17,925		None	115,000	4,693		32,599	394,309
Executive Vice	2008	220,453		20,890			126,142	18,137		36,341	421,963
President & Chief	2007	203,500		21,232			121,290	16,787		32,959	395,768
Lending Officer of
Bank

Thomas J. Stevens	2009	183,846	None	17,925	(7)	None	105,000	3,865	(7)	28,577	339,213
	2008	189,576		20,890			110,575	14,793		31,361	367,195
	2007	173,730		21,232			106,322	13,110		29,144	343,538

Narrative and Explanation of Footnotes to the Summary Compensation Table (Table I)

(1)
The amount reported represents the grant date fair value for each year indicated of the restricted stock awarded in that year to the executive officer under the Smithtown Bancorp Restricted Stock Plan and the 2007 Stock Compensation Plan. The value is based upon the number of shares awarded and the closing price of the stock on the NASDAQ Stock Market on the date of the grant. The amount reported for 2007 is adjusted for the ten percent stock dividend on Common Shares paid on April 2, 2007.  The awards of restricted stock are subject to the service conditions described in the Compensation Discussion and Analysis portion of this proxy statement.

(2)
At the Annual Meeting of Shareholders held in April, 2007, the shareholders approved the adoption of the Smithtown Bancorp, Inc. 2007 Stock Compensation Plan.  Under the terms of that plan, the Compensation Committee is authorized to award stock options, however, no stock options were awarded in 2009.

(3)	The amounts shown in this column for 2009 reflect incentive compensation paid in February 2009 for performance during 2008.

(4)
For Mr. Rock the amount reported includes the amount attributable to the change in the actuarial present value of the accumulated benefit provided to him under his Supplemental Executive Retirement Agreement which was $366,767 in 2007, $419,852 in 2008 and $1,703,401 in 2009. This is not an amount that was paid to Mr. Rock during the years reported. Mr. Rock is not eligible to receive the full benefits under this Agreement until he reaches 60 years of age. Mr. Rock’s change in pension value in 2009 was driven primarily by a year-to-year increase in salary, along with an additional year of service and age.  Mr. Rock is the only executive officer who has a  Supplemental Executive Retirement Agreement.

(5)
The balance of the amount reported represents a portion of the interest paid on the Executive Deferred Compensation Plan and the Executive Incentive Retirement Plan. The amount reported is only the portion of the interest paid on the executive officers’ accounts under those plans which exceeded 120% of the applicable long-term federal rate (the “above-market interest rate”). The interest paid on the Executive Deferred Compensation Plan in 2009 was not “above-market” and therefore is not included in the amount reported. The rate of interest paid on the Executive Deferred Compensation Plan is set on the first business day in January of the plan year and is based upon the highest rate published as the U.S. Prime Rate in the Wall Street Journal on that date.  The interest paid for the year 2007 was 8.25%.  The interest paid for the year 2008 was 7.25%. The interest paid for the year 2009 was 3.25%.  The interest paid on the Executive Incentive Retirement Plan is an annual rate equal to the percentage change in the fair market value of the Bancorp’s common stock price over a one year period measured as of December 31, with a minimum guaranteed rate of 6% and a maximum guaranteed rate of 12%.  The interest paid for the years 2007 and 2008 was 12%. The interest paid for 2009 was 6%.  Although Mr. Rock no longer participates in the Director Incentive Retirement Plan, interest at the rate of 12% was paid on his existing account under that plan in 2007 and 2008 and at the rate of 6% in 2009 and those amounts are also included in the number reported.

(6)	The amount reported in this column (i) is an aggregate of the components shown on supplemental Table I-A which follows.

(7)
Mr. Stevens resigned from his position on December 2, 2009 and the portion of restricted stock awarded to him since 2005, including the total amount awarded in February 2009, which had not vested and equaled 3,040 Common Shares, was forfeited. At the time of his resignation, Mr. Stevens was not eligible to receive any benefits under his Executive Incentive Retirement Agreement and therefore the account established under the Agreement and all interest paid on the account were forfeited.

TABLE I-A

ITEMIZATION OF ALL OTHER COMPENSATION
(column (i)) OF SUMMARY COMPENSATION TABLE

			Executive				Dividends
Name			Incentive				Paid
and		401(K)	Retirement	ESOP	Life		Restricted
Principal		Contribution	Contribution	Contribution	Insurance	Perquisites	Stock	Total
Position	Year	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)(1)	(d)(2)	(e)(3)	(f)(4)	(g)(5)	(h)(6)	(i)
Bradley E. Rock	2009	8,250	43,264	6,860	3,339	39,471	6,194	107,378
	2008	7,750	52,000	6,810	5,064	39,946	3,589	115,159
	2007	7,750	45,000	6,750	2,241	28,387	2,223	92,351

John A. Romano	2009	5,722	17,056	6,860	957		463	31,058
	2008	5,383	20,500	6,810	1,344	*	373	34,410
	2007	5,575	19,200	6,750	676		274	32,475

Christopher Becker	2009	—	—	—	175	*	—	175

Anita M. Florek	2009	5,684	17,056	6,860	1,993	*	463	32,056
	2008	5,383	20,500	6,810	3,124		373	36,190
	2007	5,590	19,200	6,750	1,280		274	33,094

Robert J. Anrig	2009	5,684	17,056	6,860	2,536	*	463	32,599
	2008	5,383	20,500	6,810	3,275		373	36,341
	2007	5,395	19,200	6,750	1,340		274	32,959

Thomas J. Stevens	2009	5,570	14,680	6,860	1,004	*	463	28,577
	2008	5,687	17,373	6,810	1,118		373	31,361
	2007	5,211	16,400	6,750	509		274	29,144

Narrative and Explanation of Footnotes to Table I-A

This table contains a breakdown of the components of all of the other compensation paid to the executive officers which is totaled and reported in the Summary Compensation Table (Table I) in column (i) thereof.

(1)	The amount reported is the contribution made by the Bank to the Bank of Smithtown 401K plan for each executive officer.

(2)	The amount reported is the contribution made by the Bank to the Executive Incentive Retirement Plan for each executive officer.

(3)
The amount reported is the value of the Bank’s contribution to the Bank of Smithtown Employee Stock Ownership Plan (the “ESOP”) for each executive officer.  The value is based upon the number of shares of common stock to which the executive officer is entitled as a result of the Bank’s contribution to the ESOP during the year and the closing price of the stock on the date of the grant. The estimated number of shares of common stock to which each executive officer was entitled to as a result of the Bank’s contribution in 2009 is 478 shares and the closing price of the stock on the date of the grant was $14.34. The number of shares of common stock to which each executive officer was entitled to as a result of the Bank’s contribution in 2008 was 326 shares and the closing price of the stock on the date of the grant was $20.89.  The number of shares of common stock to which each executive officer was entitled to as a result of the Bank’s contribution in 2007 was 254 shares and the closing price of the stock on the date of the grant was $26.54. As a result of Mr. Stevens’ resignation, no shares were added to his account in 2009.

(4)
The amount reported is the actual value of the premium paid by the Bank for the death benefit coverage to the executive officer under the Bank Owned Life Insurance policy (“BOLI”) maintained by the Bank for each executive officer.  The Bank provides two different types of life insurance coverage for its employees.  The first is pursuant to a Group Term Life (“GTL”) policy under which all eligible employees are entitled to a benefit based upon a multiple of their annual salary.  For the executive officers the benefit payable under the GTL is capped at $50,000.  The second type of coverage, the BOLI, is only provided to the executive officers and certain other officers of the Bank and the directors of the Bank.  The Bank has purchased a life insurance policy on the life of each of those individuals.  The Bank has entered into an agreement with those Bank employees whereby a portion of the policy is payable to the individual’s designated beneficiary and a portion of the policy is payable to the Bank.  The portion that is  payable to each executive officer’s designated beneficiary is based upon a multiple of the executive officer’s annual salary (less the benefit payable under the GTL) and the balance of the policy is the portion that is payable to the Bank.

(5)
The amount reported is the dollar value of Mr. Rock’s personal use of the car provided for him by the Bank ($6,358) plus the amount paid by the Bank for Mr. Rock’s business use portion of his golf club expenses ($33,113).  The total amount of compensation in the form of perquisites and incidental personal benefits paid to the other executive officers was less then $10,000 each and therefore is not included.

(6)
The amount reported is the dividends paid in each year indicated to the executive officer on the restricted stock awarded to him or her under the Smithtown Bancorp, Inc. 2007 Stock Compensation Plan and its predecessor plan.  The dividends paid on the restricted stock are paid at the same time and in the same amount as the dividends paid to all shareholders of common stock of the Bancorp.

TABLE II

GRANTS OF PLAN-BASED AWARDS

				All Other
				Stock
				Awards:
		Estimated Possible		Number
		Payouts Under		Of
		Non-Equity Incentive		Shares	Grant Date
	Equity	Plan Awards		of Stock	Fair Value of
	Award Grant	Threshold	Target	or Units	Stock and Option Awards
Name	Date	($)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)(1)	(f)(1)

Bradley E. Rock	2/4/09	225,000	439,286	25,000	358,500

John A. Romano	2/4/09	61,200	119,486	1,250	17,925

Christopher Becker	—	—	—	—	—

Anita M. Florek	2/4/09	45,000	87,859	1,250	17,925

Robert J. Anrig	2/4/09	69,000	134,714	1,250	17,925

Thomas J. Stevens	2/4/09	63,000	123,000	1,250	17,925

(1)
The amount reported is the award of restricted stock granted in 2009 under the Smithtown Bancorp, Inc. 2007 Stock Compensation Plan. The grant date fair value of the Common Shares awarded pursuant to the Bank of Smithtown Employee Stock Ownership Plan is included in the Summary Compensation Table column (i) and specified in Table I-A – All Other Compensation (see footnote 3). Mr. Stevens resigned from his position on December 2, 2009, and as a result forfeited the shares awarded to him in 2009 reported here.

(2)	Mr. Becker’s employment with the Bank began in April 2009 and no awards of stock were made to him in 2009.

Narrative Pertaining to Cash Incentive Compensation and Stock Awards Reported in the Summary Compensation
Table (Table I) and the Grants of Plan-Based Awards Table (Table II)

The amounts reported in columns (e) (g) and (i) of the Summary Compensation Table (Table I), columns (f) and (h) of the All Other Compensation (Table I-A) and the Grants of Plan-Based Awards Table (Table II) represent the incentive compensation paid in 2007, 2008 and 2009 under Bank’s incentive compensation plan in effect for each year, the Common Shares awarded in 2007 under the Smithtown Bancorp Restricted Stock Plan, the Common Shares awarded in 2008 and 2009 under the Smithtown Bancorp, Inc. 2007 Stock Compensation Plan, and the Common Shares awarded under Bank of Smithtown Employee Stock Ownership Plan in 2007, 2008 and 2009.

The Bankwide Annual Cash Incentive Plan under which incentive compensation was paid in February 2009 is described in the Compensation Discussion and Analysis set forth in this proxy statement.  That plan was approved by the shareholders in April 2007 and replaced the Bankwide Incentive Compensation Plan under which incentive compensation was awarded in prior years.  Under the plan, the threshold level represents the level of performance that must be achieved in order for an employee to be paid any incentive compensation.  If the combined performance of the Bank, the individual participant’s department or branch, and the individual’s performance do not reach the threshold level, then the individual would not be entitled to any compensation under that plan.  The amount reported in column (c) of Table II is the amount that would have been paid to the executive officer if the threshold level of performance under the plan was achieved.

Beyond the threshold level, there were numerous levels of performance under that plan and the compensation paid to the individual participant was a function of the performance level attained.  There was no goal that was set as the target for any Bank employee.  The amount reported here as the “target” level required a very ambitious level of performance, but one that the Bank’s senior management team believed could be achieved and desired its employees to strive for during the year.  The amount reported in column (d) of Table II is the amount that would have been paid to the executive officer if that level was achieved.  The amount reported in column (g) of the Summary Compensation Table (Table I) is the actual amount paid to each executive officer based on the performance level that was achieved in the year prior to year reported.

There was no maximum amount that could have been paid to a participant if the combined performance (of the individual, the individual’s department and the Bank) exceeded the highest performance level set forth for the year 2008.  The plan was designed to encourage employees, individually and as part of a team, to work diligently and for 2008 did not limit the award that could have been received for an outstanding performance.

Equity awards were made pursuant to (i) Bank of Smithtown Employee Stock Ownership Plan in 2007, 2008 and 2009, (ii) the Restricted Stock Plan in 2007 and (iii) the Smithtown Bancorp, Inc. 2007 Stock Compensation Plan in 2008 and 2009, none of which are incentive plans as defined under pertinent legal regulations.  In April, 2007, the shareholders approved the Smithtown Bancorp, Inc. 2007 Stock Compensation Plan which replaced the Restricted Stock Plan in existence since 2005. The terms of the plan are described in the Compensation Discussion and Analysis set forth in this proxy statement. The plan authorizes the Board, to make awards of equity compensation in a variety of forms, including an award of common shares subject to restrictions imposed by the Board (a “restricted stock award”).  The Compensation Committee made recommendations to the Board based upon the performance of the Bank and the Bancorp in the previous year and the recipient’s contribution to that performance.  The decision to make an award is within the sole discretion of the Board and is not based upon any specific measures of performance.  The amount of stock awarded to each executive officer in 2009 under that plan is shown in column (e) of Table II.

The value of the restricted stock award, based upon the closing price of the stock on the date of the grant, is shown in column (e) of Table I and column (f) of Table II.

Under the terms of the Restricted Stock Award Agreement with each recipient of restricted stock, the recipient is entitled to vote the shares and receive the dividends paid on the shares during the restricted period (five years after the award is made).  The dividend paid on the shares of restricted stock is the same as the dividend that was paid on the Common Shares during the year.  The amount of the dividends paid to the executive officers on the restricted stock awarded to them is included in the amount reported in column (i) of the Summary Compensation Table (Table I) and is quantified per year in column (h) of the All Other Compensation Table (Table I-A).

In January 2007, 2008 and 2009, the Compensation Committee recommended and the Board approved the amount to be contributed by the Bank to the Bank of Smithtown Employee Stock Ownership Plan.  The terms of that plan are described in the Compensation Analysis and Discussion set forth in this proxy statement.  The decision to make a contribution to that plan is within the sole discretion of the Board and there are no specific performance measures set forth in that plan.  The value of the number of shares allocated to the executive officer based on the Bank’s contribution to the plan each year is included in the amount reported in column (i) of the Summary Compensation Table (Table I), is itemized per year in column (e) of the All Other Compensation Table (Table I-A), and the valuation method is explained in footnote (3) to that Table.

TABLE III

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
(a)	(b)(1)(2)	(c)(3)
Bradley E. Rock	32,370	192,601

John A. Romano	2,117	12,596

Christopher Becker(4)	—	—

Anita M. Florek	2,117	12,596

Robert J. Anrig	2,117	12,596

Thomas J. Stevens(5)	—	—

(1)
Restricted stock awards made in 2005 are fully vested except with respect to Mr. Stevens as explained in footnote (5) below. The shares reported were awarded in 2006 and 2007 pursuant to the Smithtown Bancorp, Inc. Restricted Stock Plan and are adjusted for the stock dividends paid in 2006 and 2007.  The shares reported also include the awards of restricted stock made in 2008 and 2009 pursuant to the Smithtown Bancorp, Inc. 2007 Stock Compensation Plan.

(2)
Under the terms of the Restricted Stock Plan and the agreements made by the Bancorp with each executive officer governing the awards made pursuant to the Smithtown Bancorp, Inc. 2007 Stock Compensation Plan, on December 31st in each of the five years following the date the award is made, 20% of the restricted stock award for that particular year (adjusted for any stock splits or stock dividends paid thereon) will vest to the recipient and the restrictions thereon will lapse.  A complete description of the Restricted Stock Plan, the 2007 Stock Compensation Plan and the conditions on which the awards will vest is provided in the Compensation Discussion and Analysis in this proxy statement under Elements of Compensation.

(3)	The value reported is based on the closing price of the Common Shares on the NASDAQ Stock Market on December 31, 2009 at $5.95.

(4)	Mr. Becker’s employment with the Bank began in April 2009 and no awards of stock were made to him in 2009.

(5)
Mr. Stevens received the same restricted stock awards in 2005, 2006, 2007, 2008 and 2009 as the other executive officers (not including Mr. Rock), but the shares that had not vested at the time of his resignation in December 2009 (3,040) were forfeited by him.

TABLE IV

OPTION EXERCISES AND STOCK VESTED

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)(1)	(c)(2)
Bradley E. Rock	11,074	65,890

John A. Romano	923	5,491

Christopher Becker(3)	—	—

Anita M. Florek	923	5,491

Robert J. Anrig	923	5,491

Thomas J. Stevens(4)	—	—

(1)
The shares reported were awarded in 2005, 2006 and 2007 pursuant to the Smithtown Bancorp, Inc. Restricted Stock Plan and are adjusted for the stock dividends paid in 2006 and 2007.  The shares reported also include the awards of restricted stock made in 2008 and 2009 pursuant to the Smithtown Bancorp, Inc. 2007 Stock Compensation Plan.

(2)	The value reported is based on the closing price of the Common Shares on the NASDAQ Stock Market on December 31, 2009 at $5.95.

(3)	Mr. Becker’s employment with the Bank began in April 2009 and no awards of stock were made to him in 2009.

(4)
Mr. Stevens received the same restricted stock awards in 2005, 2006, 2007, 2008 and 2009 as the other executive officers (not including Mr. Rock), but the shares that had not vested at the time of his resignation in December 2009 (3,040) were forfeited  by him.

TABLE V

PENSION BENEFITS

Name (a)	Plan Name (b)(1)	Number of Years Of Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)(2)	Payments During Last Fiscal Year ($) (e)
Bradley E. Rock	Supplemental Executive Retirement Agreement	6	1,969,166	—

(1)
A description of the Supplemental Executive Retirement Agreement with Mr. Rock is provided in the Compensation Discussion and Analysis set forth in this proxy statement.  Under the terms of the Agreement, a cash benefit is payable to Mr. Rock upon his retirement at the normal retirement age (60 years) and a reduced benefit is payable if Mr. Rock’s employment is terminated before he reaches age 60.  A description of the early retirement benefits payable under the Agreement that Mr. Rock was entitled to as of December 31, 2009 is set forth in the Payments Upon Termination Table (Table VII) herein.  The benefit payable under the Agreement is based only on Mr. Rock’s base salary and not any other compensation that he received during his employment.

(2)
The valuation method and material assumptions made in quantifying this amount are set forth in Note 14 of Notes to Consolidated Financial Statements in Form 10-K filed by the Company with the Securities and Exchange Commission on March 10, 2010.

TABLE VI

NONQUALIFIED DEFERRED COMPENSATION

Name (a)	Executive contributions in last FY ($) (b)(1)	Registrant contributions in last FY ($) (c)(2)	Aggregate earnings in last FY ($) (d)(3)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at last FYE ($) (f)

Bradley E. Rock	20,000	43,264	40,016	—	739,429

John A. Romano	83,000	17,056	20,951	—	460,874

Christopher Becker	—	—	—	—	—

Anita M. Florek	12,000	17,056	19,063	—	359,678

Robert J. Anrig	10,000	17,056	20,338	—	400,182

Thomas J. Stevens	7,500	14,680	1,421	—	48,707

Narrative and Explanation of Footnotes to Table VI – Nonqualified Deferred Compensation

(1)
Pursuant to the Executive Deferred Compensation Plan, the executive officer may defer a portion of his or her compensation each year.  The percentage of compensation that may be deferred is approximately the amount by which the executive officer’s contribution to the Bank’s 401K Plan is limited by reason of Sections 402(g) and 401(a) (17) of the Internal Revenue Code.  Under the terms of the plan, the Bank will pay interest on the executive’s account at an annual rate equal to the highest rate published as the U.S. Prime Rate in the Wall Street Journal on the first day of January of the Plan Year.  The interest rate paid by the Bank under this plan in 2009 was 3.25%.  Each year the executive must elect by December 15 whether to participant in the plan for the following year and whether he/she desires the benefit payable under the plan to be paid in a lump sum or a five or ten year payout.  The executive may not change his/her election during the Plan Year.  The executive is 100% vested in the plan and the benefit under the Plan is payable to the executive upon termination of employment by the Bank.  The amounts reported here are included in the executive officer’s compensation reported in column (g) of the Summary Compensation Table (Table I) set forth in this proxy statement.

(2)
The Executive Incentive Retirement Plan is a nonqualified defined contribution plan under which retirement benefits are accrued for the executive officers of the Bank (in addition to the Bank’s 401k Plan).  Benefits under the plan are based solely on the amount contributed by the Bank which for the executive officers is up to ten percent of the officer’s salary (shown in column (c) of the Summary Compensation Table) for the prior fiscal year based upon the return on equity of the Bancorp from the prior fiscal year.  The Bank pays interest on the executive’s account at an annual rate equal to the percentage change in the fair market value of the Bancorp’s common stock price over a one year period measured on December 31, with a minimum guaranteed rate of six percent and a maximum guaranteed rate of twelve percent.  The interest rate paid by the Bank under the plan in 2009 was 6%.  Benefits under the plan are payable to the executive officer upon retirement at age 65; upon early retirement (between age 55 and 65); if the executive officer becomes disabled before age 55 or if the executive officer is terminated due to a change in control.  The amounts reported here are included in the executive officers’ compensation reported in column (i) of the Summary Compensation Table (Table I)and are indicated by year in column (d) of All Other Compensation Table (Table I-A).

(3)
The amount reported is the total interest paid to the named executive officer under the Executive Deferred Compensation Plan and the Executive Incentive Retirement Plan, including the “above market” interest reported in column (h) of the Summary Compensation Table (Table I). For Mr. Rock only, the amount also includes the interest paid on his existing account under the Director Incentive Retirement Plan. Although Mr. Rock no longer participates in that plan, interest is paid on his existing account. The amount reported for all the executive officers includes the “above-market” interest reported in column (h) of the Summary Compensation Table (Table I).

(4)
Mr. Stevens was not eligible to receive any benefits under the Executive Incentive Retirement Plan at the time of his resignation in December 2009.  He is entitled to receive the amount in his account under the Executive Deferred Compensation Plan as of June 2010.

POTENTIAL PAYMENTS ON TERMINATION OF AN EXECUTIVE OFFICER (Table VII)

Pursuant to the terms of the Executive Deferred Compensation Plan, 2007 Stock Compensation Plan and its predecessor plan, the Executive Incentive Retirement Plan and the Supplemental Executive Incentive Retirement Agreement (for Mr. Rock only), the executive officers are entitled to payment under those plans in the event their employment is terminated, including termination in connection with a change in control of the Bancorp. Mr. Stevens resigned on December 2, 2009. The amounts payable to him under these plans is discussed herein.

Pursuant to the terms of the agreements that each executive officer has with the Bancorp for the restricted stock award made in 2009 under the 2007 Stock Compensation Plan and the predecessor Smithtown Bancorp Restricted Stock Plan, unless the Board determines otherwise, if the executive officer’s employment is terminated due to death or disability, all of the restricted shares previously awarded would vest immediately, but if termination was for any other reason, the unvested shares would be forfeited. As a result of Mr. Stevens’ resignation on December 2, 2009, all of the unvested shares were forfeited.  With regard to Mr. Rock only, if his employment was terminated as a result of his retirement, all unvested shares would immediately vest, provided he has reached age 60 and he does not become employed by a bank in the New York metropolitan area.  The amount reported in column (b) of the Potential Payments on Termination Table (Table VII) which follows is the market value (based on the closing price on the NASDAQ Stock Market) as of December 31, 2009 of the unvested restricted stock as of December 31, 2009.

Under the terms of the Executive Deferred Compensation Plan, regardless of the reason for termination, the executive officer is entitled to the amount in the executive’s account under the plan as of the date of termination.  The amount is payable to the executive in a lump sum or over a period of five or ten years based on the executive officer’s election.  If the executive officer chooses to have the benefit payable over a period of time, interest will continue to be paid at the average interest rate being paid in the prior three years on the balance in the executive officer’s account on the date of termination.  The amount reported in column (c) of Table VII represents the balance in each executive officer’s account as of December 31, 2009. Mr. Stevens is entitled to receive the amount in his account under the Executive Deferred Compensation Plan as of June 2010.

Pursuant to the terms of the Executive Incentive Retirement Plan, early retirement age is 55 years and normal retirement age is 65 years.  As of December 31, 2009, only Mr. Rock and Ms. Florek would have been entitled to the early retirement benefit payable under the plan which is the balance in their respective accounts as of that date; Mr. Anrig and Mr. Romano would not have been entitled to the benefit because they have not been employed by the Bank for the requisite 15 years and/or they were not 55 years of age.  At the time of Mr. Stevens’ resignation, he was not entitled to the benefit because he had not been employed by the Bank for the requisite 15 years and was not 55 years of age. If any of the executive officers’ employment was terminated on December 31, 2008 as a result of a disability or a change in control, they would have received the amount in their account as of the date of termination.  The benefit payable if the executive officer passes away while still employed by the Bank is the greater of the amount in the executive officer’s account on the date of death or the projected retirement benefit.  In column (d) of Table VII the first number shown is the executive officer’s account balance as of December 31, 2009.  The second number is the lump sum projected normal retirement benefit payable if the executive officer had passed away on December 31, 2009.  The early retirement, disability and death benefits described above are payable by the Bank in a lump sum or equal monthly installments over fifteen years with interest at the rate being paid on the account on the date of termination.  The change in control benefit is payable in a lump sum. There is no benefit paid if the executive officer is terminated for cause.

The terms of the Supplemental Executive Retirement Agreement with Mr. Rock are fully described in the Compensation Discussion and Analysis set forth in this proxy statement and in the Pension Benefits Table (Table V) and the footnotes thereto.  If Mr. Rock’s employment was terminated (other than for cause, disability or due to a change in control) on December 31, 2009, he would have been entitled to payment of the amount which the Bank is required to accrue under GAAP to account for the benefit that may become payable under the Agreement.  The amount of the annual payment which would begin when Mr. Rock reaches 60 years of age and which is payable to him for life with 15 years of payments guaranteed is the first number shown in column (e) of Table VII.  If Mr. Rock’s employment was terminated on December 31, 2009 due to his death or disability, he would have received the same benefit as if he had reached normal retirement age on December 31, 2009 which is 70% of his projected final average base salary less amounts provided to him in the form of 50% of social security benefits and contributions made by the Bank to his accounts under the 401K plan, Executive Deferred Compensation Plan and the Executive Incentive Retirement Plan.  The annual payment is the second number shown in column (e) of Table VII. In the event of Mr. Rock’s disability, the payment would not be made until he reached the age of 60 and would be made for life with a guaranteed payment for fifteen years. In the event of Mr. Rock’s death, the annual payment would commence immediately following his death and would be paid for fifteen years. The change in control benefit payable to Mr. Rock under the Supplemental Executive Retirement Agreement is set forth in the Potential Payments in the Event of a Change In Control (Table VIII) in this proxy statement.

TABLE VII

POTENTIAL PAYMENTS UPON TERMINATION

Name	Stock Compensation Plans ($)	Executive Deferred Compensation Plan ($)	Executive Incentive Retirement Plan ($)	Supplemental Executive Retirement Agreement ($)
(a)	(b)(1)	(c)	(d)	(e)
Bradley E. Rock	192,601	94,873	624,748 1,664,941	287,719 279,222
John A. Romano	12,596	212,609	248,265 1,032,573	—
Christopher Becker (2)	—	—	—	—
Anita M. Florek	12,596	62,685	296,993 696,493	—
Robert J. Anrig	12,596	103,189	296,993 524,822	—
Thomas J. Stevens(3)	—	48,707	—	—

(1)	Includes the shares of restricted stock awarded under the Smithtown Bancorp, Inc. 2007 Stock Compensation Plan, and its predecessor plan.

(2)
Mr. Becker’s employment began in April and he did not receive any award of restricted stock in 2009, nor was he a participant in the Executive Incentive Retirement Plan or Executive Deferred Compensation Plan in 2009.

(3)	Since Mr. Stevens resigned on December 2, 2009, the amounts shown in this table are the actual amounts payable to him following his resignation.

POTENTIAL PAYMENTS IN THE EVENT OF A CHANGE IN CONTROL (Table VII)

The Bank has a Change-In-Control Agreement with each of the executive officers (other than Mr. Becker who joined the Bank in April 2009) and certain other employees of the Bank (the “Agreements”).  The definition of a change in control is substantially the same as is contained in the Executive Incentive Retirement Plan, the Executive Deferred Compensation Plan, the Supplemental Executive Retirement Plan, the Smithtown Bancorp Restricted Stock Plan (approved by the shareholders in 2005) and in the 2007 Stock Compensation Plan.  Under the Agreements, the executive officer would be entitled to payment if his or her employment were terminated by the Bank (other than for cause) within a certain period of time (for Mr. Rock 36 months; for the other executive officers 24 months) following a change in control.  In addition, if the officer terminates his or her employment with the Bank within those same time periods for good reason, the officer is entitled to payment under the Agreements.  Good reason is defined in the Agreements as termination upon the occurrence of or after a significant adverse change (not consented to by the executive officer) in the executive’s responsibilities, functions, powers, authority or duties than those exercised by the officer prior to the change in control;  a reduction in the officer’s base salary or cash incentive compensation opportunity;  a relocation of the employment to a location that is more than 50 miles from the officer’s location at the time of the change in control or a requirement that the officer travel more than 30 working days in a calendar year or more than 10 consecutive calendar days at any one time; a change in title from the title held prior to the change in control (for certain executive officers); a failure to continue in effect or a reduction in any benefit, programs or perquisites that were provided to the officer prior to the change in control unless the Bank provides the executive with substantially similar benefits or the changes are due to legal requirements or are made to all employees on a non-discriminatory basis, or if the Bank or its successor does not perform under the Agreement.  The Agreement with Mr. Rock also permits him to terminate his employment for any reason within one year of the change in control and receive the benefits payable under the Agreement.

The benefit to which the executive would be entitled is (a) an amount equal to the sum of three times the executive’s highest paid salary in the three most recent years preceding the change in control and three times the executive’s highest incentive compensation paid in the three most recent years preceding the change in control, and (b) an amount equal to the contributions and benefits that the executive would have received for a three year period based on the benefits and contributions paid on the executive’s behalf in the year preceding the executive’s termination, and (c) to continue to participate in the Bank’s health, dental and medical plans and be provided coverage under the Bank’s life and disability insurance plans for a period of three years following termination, and (d) to become fully vested in all unvested restricted stock awards under the equity compensation plans.  The payment to which the executive is entitled under (a) and (b) in the preceding sentence is payable to the executive in a lump sum by the Bank.  In addition, the executive officer is entitled to a payment which is equal to the amount of the excise tax (under Section 4999 of the Internal Revenue Code of 1986, as amended) and income taxes and interest and penalties imposed with respect thereto, that the executive would be required to pay on the benefit paid pursuant to the Agreement.

The payments and benefits to which the executive officers would be entitled assuming a triggering event had occurred on December 31, 2009, are reflected in the Potential Payments In the Event of a Change In Control (Table VIII) which follows.

TABLE VIII

POTENTIAL PAYMENTS IN THE EVENT OF A CHANGE IN CONTROL

	Amounts Payable Under Change In Control Agreements
Name	3 times Highest Salary ($)	3 times Highest Incentive Compensation ($)	Restricted Stock Accelerated Vesting Value ($)	Value of Welfare Benefits ($)	Qualified and Non-Qualified Retirement Benefits ($)	Supplemental Executive Retirement Agreement Benefit (SERA) ($)	Double Gross Up (For Excise, Income and Medicare Taxes)	Gross Payment to Executive Officer
(a)	(b)	(c)	(d)(1)	(e)(2)	(f)(3)	(g)(4)	(h)(5)	(i)

Bradley E. Rock	2,492,307	1,125,000	192,601	34,656	295,170	4,131,159	1,725,405	9,996,298

John A. Romano	686,121	306,000	12,596	42,489	151,767	—	529,654	1,728,627

Anita M. Florek	672,276	240,420	12,596	13,566	145,989	—	456,560	1,517,385

Robert J. Anrig	672,276	378,426	12,596	35,040	149,814	—	525,976	1,774,128

Footnotes to Table VIII - Potential Payments Upon a Change In Control (Table VIII)

(1)	The amount reported is the value of the unvested restricted stock as of December 31, 2009 (based on the closing price of the stock on that date) that would have immediately vested.

(2)	The amount reported includes approximately 36 months of medical, disability and life insurance benefits paid by the Bank in 2009.

(3)
The amount reported includes approximately 36 months of the Bank’s contribution to the executive’s account under the 401k Plan, the Employee Stock Ownership Plan and the Executive Incentive Retirement Plan, and the interest that the Bank would pay on the executive’s account under the Executive Deferred Compensation Plan and Executive Incentive Retirement Plan based upon the amount contributed and the interest paid by the Bank in 2009.

(4)
Mr. Rock is the only executive officer who has a Supplemental Executive Retirement Agreement.  Under the Agreement, in the event of a termination due to a change in control, Mr. Rock would be entitled to the same amount that would be payable to him if his employment was terminated on or after he reached normal retirement age (60).  The amount of the benefit is 70% of the highest salary that would have been paid to him in the 3 years prior to normal retirement age (assuming an annual salary increase of 10%) less 50% of Social Security benefits and the Bank’s contributions to Mr. Rock’s 401K Plan, Executive Deferred Compensation Plan and Executive Incentive Retirement Plan.

(5)	The amount reported is amount payable to the executive officer to reimburse him or her for the excise tax that the executive officer would be required to pay.

Director Compensation

The following table sets forth the compensation paid and awards made to the each of the Directors serving on the Board of Directors during 2009.

TABLE IX

2009 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)		Total ($)
(a)	(b)(1)	(c)(2)	(d)(3)	(e)(4)		(f)
Patricia C. Delaney	23,000	8,962	882	231		33,075
George H. Duncan	23,000	8,962	—	143		32,105
Patrick A. Given	36,000	8,962	1,203	231		46,396
Hykmun Kwon	23,000	8,962	—	231		32,193
Robert W. Scherdel	33,000	8,962	1,201	231		43,394
Manny Schwartz	32,000	8,962	1,115	231		42,308
Barry M. Seigerman	28,000	8,962	1,177	49,669	(5)	87,808
Joseph M. Winters	21,000	8,962	—	75		30,037

(1)	The amount reported includes the annual retainer paid to each director in the amount of $20,000.

(2)
The amount reported is the grant date fair value of the restricted stock award made to the director in 2009. The amount reporte drepresents the grant date fair value of the restricted stock awarded in 2009 to the director under the 2007 Stock Compensation Plan. The value is based upon the number of shares awarded (625 shares to each director) and the closing price of the stock on the NASDAQ Stock Market on the date of the grant (February 4, 2009).  The awards of restricted stock are subject to the service conditions described in the Compensation Discussion and Analysis portion of this proxy statement. The number of shares of restricted stock awarded to each director (other than George H. Duncan and Joseph M. Winters), which had not vested as of December 31, 2009 is 1059.  The number of shares of restricted stock awarded to George H. Duncan which had not vested as of December 31, 2009 is 225.  The number of shares of restricted stock awarded to Joseph M. Winters which had not vested as of December 31, 2009 is 125.

(3)
The amounts reported includes a portion of the interest paid on the directors’ accounts under the Director Incentive Retirement Plan for the year 2009 at the rate of 6%.  The amount reported is only the portion of the interest paid on those plans which exceeded 120% of the applicable long-term federal rate (the “above-market interest rate”).  The interest paid on the Director Deferred Compensation Plan in 2009 (3.25%) was not “above-market” and therefore is not included in the amount reported.

(4)
The amount reported is the amount of dividends paid in 2009 to the directors on the restricted stock awarded under the Smithtown Bancorp Restricted Stock Plan in 2005, 2006 and 2007 and under the Smithtown Bancorp, Inc. 2007 Stock Compensation Plan in 2008 and 2009.  The dividends paid on the restricted stock are paid at the same time and in the same amount as the dividends paid on the Bancorp’s Common Shares.

(5)
 The amount reported includes the dividends described in footnote (4) above in the amount of $231 and compensation received by Mr. Seigerman as an employee of Bank of Smithtown Insurance Agents and Brokers, Inc., a wholly owned subsidiary of the Bank.  Mr. Seigerman is employed on a part-time basis.  In 2009, he was paid $49,438, inclusive of base salary ($40,000), the cost of health and retirement benefits and reimbursement of a portion of his car expenses ($9,438)

Narrative and Explanation of Footnotes to Director Compensation Table (Table IX)

Directors received an annual retainer of $20,000 paid on a quarterly basis at a rate of $5,000 per quarter in 2009.  The members of the Compensation Committee (other than the chairperson) also received an annual fee of $500.  The members of the Corporate Governance and Nominating Committee (other than the chairperson) also received an annual fee of $500.  Patrick A. Given, as the lead director and chairperson of both the Compensation Committee and Corporate Governance and Nominating Committee received an annual fee of $5,000. The members of the Audit Committee (other than Robert W. Scherdel) received an annual fee of $2,000.  Robert W. Scherdel also received a fee of $2,000 as the chairperson of the Audit Committee.  The members of the Bank’s Directors’ Loan Committee, who are not officers of the Bank, also received an annual fee of $8,000. Patricia C. Delaney also received a fee of $2,000 as the secretary of the Board. The total fees paid to each director in 2009 are reported in column (b) of Table IX.

The total amount of director’s fees paid during 2009 was $219,000.

All directors serving in 2005, 2006 and 2007 (other than Mr. Rock) were awarded restricted stock pursuant to the Smithtown Bancorp Inc. Restricted Stock Plan in those years.  In 2008, the directors (other than Mr. Rock and Mr. Winters) were awarded restricted stock pursuant to the Smithtown Bancorp, Inc. 2007 Stock Compensation Plan. In 2009, all directors (other than Mr. Rock) were awarded restricted stock pursuant to the Smithtown Bancorp, Inc. 2007 Stock Compensation Plan.  Shares awarded to the directors are subject to the same restrictions as those awarded to the Bank’s executive officers under those plans. A description of both plans is included in the Compensation Analysis and Discussion set forth in this proxy statement. In February, 2009, each director was awarded 625 shares of Bancorp common stock pursuant and subject to the 2007 Stock Compensation Plan.

The Bank established a non-qualified Director Deferred Fee Plan in 2004.  All directors of the Company are eligible to participate in the plan.  Under the plan, directors may elect to defer all or a portion of their fees each year in advance of the beginning of the plan year.  The rate of interest paid by the Bank on the director’s account under the plan is based on the prime rate published in the Wall Street Journal on the first business day of January in each year of the plan.  In 2009, the interest paid on the directors’ accounts under this plan was at the rate of 3.25%.  A director makes a payout election which provides for payment upon termination on a lump sum, five or ten year basis.

The Bank has entered into Director Incentive Retirement Agreements with Mr. Given, Mr. Scherdel, Mr. Schwartz, Mr. Seigerman and Ms. Delaney (the “Agreements).  To be eligible, a director must be less than 62 years of age at the time that he or she becomes a Board member.  The Agreement provides for a contribution up to 25% of the director’s fees to each director’s account based upon the return on equity of the Bancorp from the previous fiscal year.  The earnings on the accounts are based upon the percentage change in the Bancorp’s fair market value common stock price, the actual growth rate, with a guaranteed annual minimum rate of 6% and a maximum rate of 12%.  In 2009, the rate of interest paid on the directors’ accounts under this plan was 6%.  The director must serve as a director for a period of five years in order to be vested under the Agreement.  Benefits under the Agreements are payable to the director upon normal retirement age (72), early retirement age (between 55 and 72, provided the director has served for ten years), disability, or if there is a change in control of the Bancorp or the Bank.  The director has the option to choose how benefits are paid for normal retirement, early retirement, disability and death.  Benefits are paid in a lump sum or in equal monthly installments over ten years as chosen by the director.

In 2008, the Director Deferred Fee Plan and the Director Incentive Retirement Agreements were amended to incorporate changes necessary to ensure compliance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.  Those amendments modify the form and timing of distribution elections and do not affect the amount of the benefit that the director is entitled to under each plan.

AUDIT COMMITTEE REPORT

With respect to the audited financial statements of the Bank as of December 31, 2009 and for the year then ended, the Audit Committee:

(1)  Has reviewed and discussed with the Bank’s management the audited financial statements;

(2)  Discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 as amended, and

(3)  Has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, (which relates to the auditor’s independence from the Bank) and has discussed with the auditors the auditors’ independence from the Bank.

Based on the review and discussions of the Bank’s audited financial statements with the Bank’s management and the independent auditors of the Bank referred to in (1) – (3) above, the Audit Committee recommended to the Board of Directors that the Bank’s audited financial statements be included in the Bank’s Annual Report on Securities and Exchange Commission Form 10-K for the year ended December 31, 2009, for filing with the Securities and Exchange Commission.

The Audit Committee has considered whether the provision of non-audit services by the Bank’s independent auditors is compatible with maintaining auditor independence.

The foregoing report has been furnished by Robert W. Scherdel, Hyukmun Kwon, Manny Schwartz, Patrick A. Given and George H. Duncan.  This report shall not be deemed incorporated by reference by any general statement incorporating this document by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Bancorp specifically incorporates such information by reference, and shall not otherwise be deemed filed under such acts.

PROPOSAL NO.2
APPROVAL OF INDEPENDENT AUDITORS

The Board of Directors has selected Crowe Horwath LLP, Certified Public Accountants, to continue as the independent auditors for the Bank and the Bancorp for the year ending December 31, 2010.  Crowe has served as the independent auditors for the Bank and the Bancorp since August 26, 2003 and was the independent auditor for the Bank and the Bancorp for the year ended December 31, 2008 and December 31, 2009.  There were no issues on which the Bancorp consulted with Crowe prior to their engagement as independent auditors.

Representatives of Crowe will be present at the Annual Meeting to answer questions and are free to make statements during the course of the meeting.

The Board of Directors recommends a vote FOR the proposal to ratify the appointment of the independent auditors.
(Proposal No. 2 on the Proxy)

Independent Auditors’ Fees

Crowe Horwath LLP (“Crowe”) served as the independent auditors for the Bank and Bancorp for the year 2009. The chart below sets forth the aggregate fees billed for professional services rendered by Crowe for services performed in each of 2009 and 2008, and breaks down these amounts by category of service:

	2009	2008

Audit Fees	$231,250	$198,000
Audit-Related Fees	79,021	69,000
Tax Fees	33,550	33,125
All Other Fees	33,425	31,970

Audit Fees

Audit fees are fees billed for the audit of our consolidated financial statements, the audit of management's assessment on internal control over financial reporting and for the review of interim financial statements included in the Bancorp’s filings on Form 10Q and 10K.

Audit Related Fees

For 2009 and 2008, audit related fees principally included fees billed for comfort letters and consents and other SEC related matters, and for 2009 only, fees billed for debt issuance procedures.

Tax Fees

Tax fees are billed for services rendered in connection with the preparation of the tax returns and for tax advice.

All Other Fees

For 2009 and 2008, the Bank was billed for services rendered by Crowe in connection with the audit of the Bank’s benefit plans.

All of the fees billed by Crowe described above were reviewed and approved by the Audit Committee.

Pre-approval Policies and Procedures

The Audit Committee has adopted a policy and procedure for the pre-approval of all audit and non-audit services to be rendered by the Bank’s independent auditors.  The Audit Committee reviews the proposal for audit services to be provided by the independent auditors for the upcoming fiscal year and approves the services and the fees to be paid for the services.  All proposals for non-audit services by the independent auditors are also reviewed and approved by the Audit Committee prior to being performed.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Some of the directors and officers of the Bancorp, and some of the corporations and firms with which these individuals are associated, are also customers of Bank of Smithtown in the ordinary course of business, or are indebted to the Bank in respect of loans of $120,000 or more.  It is anticipated that some of these individuals, corporations and firms will continue to be customers of and indebted to the Bank on a similar basis in the future.  All loans extended to such individuals, corporations and firms were made in the ordinary course of business, did not involve more than the normal risk of collectablity or present other unfavorable features, and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable loans with persons not related to the Bank.

No director of the Bank or the Bancorp had an aggregate amount of unsecured indebtedness to the Bank in excess of fifteen percent of the Bank's equity capital account during the period of January 1, 2009 through December 31, 2009.

During the year 2009, Patricia C. Delaney, a director of the Bancorp, was retained as General Counsel for the Bancorp and the Bank and was paid approximately $218,626 for legal services rendered.

Barry M. Seigerman, a director of the Bancorp is employed on a part time basis by Bank of Smithtown Insurance Agents and Brokers, Inc.  The compensation paid to Mr. Seigerman is reported in Table IX column (e).

Except as described above, none of the directors or officers of the Bank or the Bancorp, or the corporations or firms with which such individuals are associated, currently maintains or has maintained within the last fiscal year any significant business or personal relationship with the Bank or the Bancorp other than such as arises by virtue of such individual's or entity's position with and/or ownership interest in the Bank or the Bancorp.

Susan Intrieri, the spouse of Thomas J. Stevens was paid $128,732 as her base salary and incentive compensation in 2009.  Ms. Intrieri was awarded 625 shares of restricted stock in 2009 which are subject to the same restrictions and vesting schedule as the restricted stock awarded to the executive officers.  Ms. Intrieri participates in the Bank’s Employee Stock Ownership Plan, 401K Plan and medical and group term life insurance programs on the same basis as all other employees of the Bank.  Ms. Intrieri is also among the group of Bank employees (including the executive officers) for whom the Bank has provided additional life insurance pursuant to the Bank Owned Life Insurance (“BOLI”) policy which is more fully explained in footnote 4 to Table I-A herein.

Bradley E. Rock, Jr. (the son of Mr. Rock) was paid $126,321 as his base salary and incentive compensation in 2009. Mr. Rock, Jr. participates in the Bank’s Employee Stock Ownership Plan, 401K Plan and medical and group term life insurance programs on the same basis as all other employees of the Bank.  Mr. Rock is also among the group of bank employees (including the executive officers) from whom the Bank has provided additional life insurance pursuant to the BOLI policy which is more fully explained in footnote 4 to Table I-A herein

The Board of Directors reviews and approves or disapproves all transactions, including but not limited to, financial transactions, arrangements and relationships with (i) any director or officer of the Bank or the Bancorp or any corporation or firm or other entity with which such individual is associated, or immediate family member of such individual and (ii) any shareholder of more than five percent of Common Shares or such shareholder’s immediate family member if such shareholder or family member has a material interest in the transaction.  All such transactions must be reviewed by the Board regardless of the dollar amount involved.  The executive officer in charge of the department of the Bank or its subsidiaries that is involved in the transaction is responsible for presenting the information about the transaction to the Board of Directors.  If the executive officer is personally involved in the transaction, another executive officer gathers and presents the necessary information about the transaction to the Board of Directors.  If a member of the Board of Directors is involved in the transaction, such director does not take part in the Board’s discussions, deliberations and determination. The compensation paid to Bradley E. Rock, Jr. is discussed in executive session by the Compensation Committee and the full Board without any participation by his father.

The policy and procedures for approval of a transaction described above are not in writing and are evidenced in the minutes of the meetings of the Board of Directors.

SHAREHOLDER PROPOSALS AND NOMINATIONS

Shareholder proposals to be included in the Proxy Statement and the Proxy for the 2011 Annual Meeting must be received by the Secretary of the Board of Directors by November 12, 2010.

Notice of shareholder proposals to be presented at the 2011 Annual Meeting must be received by the Secretary of the Board of Directors by January 26, 2011.

If a shareholder desires to recommend an individual as a nominee for director to the Board of Directors, the shareholder shall mail the recommendation to the Secretary of the Board of Directors.  The recommendation must include the name, address (business and personal), age and occupation of the nominee and the number of shares of stock of the Bancorp owned by the nominee.  The recommendation must also include such other information regarding the nominee as may reasonably be required by the Bancorp.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Shareholders may communicate with the members of the Board of Directors by mailing their communications to the Bancorp’s Secretary, Judith Barber, at Smithtown Bancorp, Inc., 100 Motor Parkway, Suite 160, Hauppauge, New York 11788.  All communications addressed to the attention of a particular director shall be forwarded to the director by the Bancorp’s Secretary.

PROPOSAL NO.3
SHAREHOLDER PROPOSAL
TO DECLASSIFY THE BOARD OF DIRECTORS

Gerald Armstrong, 910 Sixteenth Street, No. 412, Denver, Colorado 80202-2917, has submitted the following proposal for inclusion in our proxy statement, and has notified us of his intent to present this proposal for consideration at the Annual Meeting. Mr. Armstrong has advised us that he is the beneficial owner of 165 Common Shares. In accordance with SEC regulations, the text of Mr. Armstrong’s proposal is printed verbatim below.

Resolution

That the shareholders of Smithtown Bancorp, Inc. request its Board of Directors to take the steps necessary to eliminate classification of terms of the Board of Directors to require that all Directors stand for election annually.  The Board declassification shall be completed in a manner that does not affect the unexpired terms of the previously-elected Directors.

Statement of Gerald Armstrong

The current practice of electing only one-third of the directors for three-year terms is not in the best interest of the corporation or its shareholders.  Eliminating this staggered system increases accountability and gives shareholders the opportunity to express their views on the performance of each director annually. The proponent believes the election of directors is the strongest way that shareholders influence the direction of any corporation and our corporation should be no exception.

As a professional investor, the proponent has introduced the proposal at several corporations which have adopted it.  In others, opposed by the board or management, it has received votes in excess of 70% and is likely to be reconsidered favorably.

The proponent believes that increased accountability must be given our shareholders whose capital has been entrusted in the form of share investments especially during these times of great economic challenge.

Arhur Levitt, former Chairman of The Securities and Exchange Commission said, “In my view, it’s best for the investor if the entire board is elected once a year.  Without annual election of each director, shareholders have far less control over who represents them.”

While management may argue that directors need and deserve continuity, management should become aware that continuity and tenure may be best assured when their performances as directors is exemplary and is deemed beneficial to the best interests of the corporation and its shareholders.

The proponent regards as unfounded the concern expressed by some that annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by shareholders.

In the unlikely event that shareholders do vote to replace all directors, such a decision would express dissatisfaction with the incumbent directors and reflect the need for change.

If you agree that shareholders may benefit from greater accountability afforded by annual election of all directors, please vote “FOR” this proposal.

Board of Directors’ Response

The Board of Directors unanimously recommends a vote AGAINST the proposal for the following reasons:

The Board of Directors has carefully considered the proposal submitted by Mr. Armstrong and recommends that shareholders vote against the proposal. The Board believes it is not in the shareholders’ best interests to declassify the Board and to have annual elections of each director.

Our current “staggered board” board structure has been in place since 1984, when it was approved by a vote of more than 90% of the shareholders. The Board of Directors continues to believe that this structure benefits the Bancorp and the shareholders by providing continuity, stability, experience and greater ability to protect shareholder value in a potential hostile takeover.

Under the current board structure, there are always six directors who have served a minimum of three years on the board at any given time. The prior experience of those who are fulfilling their terms and the continuity of their service allows the Board to more effectively plan and implement the Bancorp’s long-term objectives. Retaining two-thirds of the directors each year also results in more stability and efficiency in operation which would not be the case if an entirely new board could be elected each year because it ensures that there are always at least six directors serving who are familiar with the operations of the Bancorp as well as it’s industry, business and long-term strategies.

All members of the Board owe fiduciary duties of care and loyalty to the Bancorp and the shareholders, regardless of when they are elected or the length of their term. Therefore, a director’s accountability to the Bancorp and the shareholders is the same whether he or she is elected for a one year term or a three year term. What is greater, however, under our current board structure, is the commitment that is required of each director serving on the Board. The Board believes that the three year commitment currently required of each director elected to the Board results in having the most dedicated candidates serving on the Board and eliminates those who are less committed or aligned with the long term interests of the Bancorp and our shareholders.

The Board also believes that the current board structure provides the shareholders with an effective defense to a variety of takeover tactics that can be used to deprive shareholders of the ability to get a full and fair price for all of their shares in the context of a change in control. Since it is not possible to replace a majority of directors or elect an entirely new board at a single meeting, potential acquirers may be more likely to negotiate with the Board to effect such a change. In the course of such negotiations, the Board would have more opportunity to evaluate the adequacy and fairness of the acquirer’s proposal and develop other means of maximizing shareholder value, and ultimately, more leverage to successfully negotiate the best outcome for the shareholders.  Although the existence of a classified board will not preclude an unwanted takeover, it prevents a potential acquirer from gaining control of the Bancorp in one meeting and thereby encourages a potential acquirer to negotiate with the Board. It also affords the incumbent directors a better chance to realize more favorable terms for the shareholders in a takeover situation.

Approval of Mr. Armstrong’s proposal would not eliminate the classification of the Board. Elimination of the classification of the Board would require an amendment to the Bancorp’s Certificate of Incorporation, which amendment would require the affirmative vote of 80% of the shareholders entitled to vote on such a proposal. The Board would only consider proposing such an amendment if it believed it was in the best interest of our shareholders. At the present time, the Board has concluded that the current staggered board structure continues to promote the best interests of the shareholders.

Accordingly, the Board of Directors recommends a vote AGAINST Proposal No.3

OTHER BUSINESS

So far as the Board of Directors of the Bancorp now knows, no business other than that referred to herein will be transacted at the Annual Meeting.  The persons named in the Board of Directors' Proxies may, in the absence of instructions to the contrary, vote upon all matters presented for action at the Annual Meeting according to their best judgment.

Dated:   March 11, 2010

SMITHTOWN BANCORP, INC.
/s/ Bradley E. Rock
Bradley E. Rock
Chairman of the Board & Chief Executive Officer

APPENDIX A

CHARTER
of the
GOVERNANCE and NOMINATING COMMITTEE
of the Board of Directors
of Smithtown Bancorp

Section 1.        Membership.  The Governance and Nominating Committee shall consist of at least four Directors.  At least three members of the Committee shall be present at a meeting to constitute a quorum.  All members of the Committee shall be “independent directors” as defined in National Association of Securities Dealers (“NASDAQ”) listing standards and such other pertinent legal and/or regulatory standards applicable at the time.

Section 2.        Meetings.  The Committee shall meet at such times and places as it deems advisable.  Written agendas shall be prepared for each meeting, and minutes of the meetings shall be maintained.

Section 3.        Chairman.   If the Chairman of the Board of Directors is an “independent director” as defined by the pertinent legal and/or regulatory standards applicable at the time, he or she shall serve as Chairman of the Governance and Nominating Committee.  If the Chairman of the Board of Directors is not an “independent director” and the Board of Directors has elected a Lead Director, then the Lead Director shall serve as Chairman of the Governance and Nominating Committee.  In any other event, the Board of Directors, in its discretion, may elect a Chairman of the Governance and Nominating Committee.  The Chairman, when present, shall preside at all meetings of the Committee.

Section 4.        Committee Duties.  The Committee shall:  (1) on an annual basis, or more frequently if needed, collect and analyze such information it deems necessary to formulate recommendations to the Board of Directors with regard to which Directors are “independent” as defined by the pertinent legal and/or regulatory standards applicable at the time; (2) identify and evaluate the qualifications of candidates for vacant positions on the Board of Directors and recommend nominees to the Board; (3) make recommendations to the Board with regard to who should comprise the members of all Board Committees, and the Chairmen of those Committees; and, (4) in its discretion, consider any and all other matters pertaining to corporate governance and make such recommendations to the Board as it shall deem appropriate.

Section 5.        Board Nomination Process.  The Committee may receive nominations for vacancies on the Board of Directors from members of the Board of Directors and stockholders of the corporation. The Committee shall gather information on a prospective nominee from the person making the nomination, from the Committee members own knowledge of the prospective nominee, from the knowledge of other Board members and from interviewing the prospective nominee, if desired. The Committee may retain the services of a third-party search firm to learn of prospective nominees or to obtain additional information about a prospective nominee, if desired.  The Committee shall review and discuss the prospective nominee’s ability to meet the qualifications and standards established by the corporation to be a member of the Board of Directors. The Committee shall be responsible for making recommendations to the full Board of Directors as to the individuals who should be nominated or elected by the Board. The Board shall approve a nominee by a vote of a majority of the independent directors.

Section 6.         Evaluation of Board Nominees.  In identifying and evaluating prospective nominees, the Committee shall be guided by the qualifications of directors set forth in the By-Laws of the corporation with regard to citizenship and stockholder status. The Committee shall also consider the age of a prospective nominee, which may be not less than 21 and not more than 72 years of age. The Committee may also consider the prospective nominee’s ability to meet the applicable legal and/or regulatory standards for “independent director”, the prospective nominee’s ability to represent the interests of the stockholders of the corporation, and the prospective nominee’s ability to dedicate sufficient time and attention to the diligent performance of his or her duties.

Section 7.        Evaluation of Audit Committee Members.  The Committee shall review on an annual basis whether the directors who are currently serving on the Audit Committee or may serve on the Audit Committee are outside directors (meaning that the director is not currently employed or in the previous fiscal year been employed by Bank of Smithtown or any of its affiliates) and are independent of management. In making its evaluation the Committee should determine if such directors meet the qualifications for “independent director” as are set forth in NASDAQ listing standards and Rule 10A-3 of the Securities Exchange Act of 1934.  The Committee shall also review and determine whether at least one of the directors serving on the committee has the accounting or related financial management expertise to satisfy the Securities and Exchange Commission’s requirements for an “audit committee financial expert”.

APPENDIX B

CHARTER
for the
Audit Committee
of the Board of Directors
of Bank of Smithtown

Section 1.        Membership.  The Audit Committee shall consist of at least four Directors, including the Chairman of the Board if there be one who is not an officer of the Bank.  At least three members of the Committee shall be present at a meeting to constitute a quorum.  All members of the Committee shall be “independent directors” and “independent of management”, and at least one member of the Committee shall be an “audit committee financial expert” as such terms are defined by the pertinent legal and/or regulatory standards applicable at the time. The determination of whether a Committee member is an “independent director”, an “audit committee financial expert” and “independent of management” shall be made annually by the Board of Directors based upon the determinations and recommendations of the Governance and Nominating Committee.

Section 2.        Meetings.  The Committee shall meet at least once each quarter at such times and places as it may choose.  The Committee may meet more frequently as it deems advisable.  Written agendas shall be prepared for each meeting, and minutes of the meetings shall be maintained.

Section 3.        Internal Auditor.  The Committee shall be directly responsible for the appointment, compensation and oversight of the work of the Bank’s Internal Auditor.  The Committee may hire one or more employees to perform this function or may retain an accounting firm for this purpose.  In the event one or more employees perform the internal audit function, the employee(s) shall report to the Committee regarding audit matters and to the Chief Executive Officer of the Bank regarding administrative matters. In the event one or more employees perform the internal audit function, the Bank’s officers may make recommendations to the Committee with respect to the hiring, firing, discipline, performance reviews, promotion and compensation of such employees, but the full authority with respect to all of these matters rests with the Committee.  In the event that the Committee retains an accounting firm to perform the internal audit function, it shall be a different firm than the firm selected by the Committee to perform the independent audit function.  The Committee may adopt a policy that defines the purpose of the internal audit activity and the authority and responsibilities of the persons performing the internal audit work.  The Committee shall meet with the Internal Auditor at least once each quarter to monitor progress with the internal audit program and schedule, to review the Internal Auditor’s written reports and management’s responses thereto, and to discuss any other relevant matters pertaining to the internal audit program.

Section 4.        Independent Auditor.  The Committee shall be directly responsible for the appointment, compensation and oversight of the work of the Bank’s Independent Auditor.  The accounting firm selected to perform the independent audit function shall report directly to the Committee.  The Committee is charged with resolving any disagreements between management and the Independent Auditor regarding financial reporting or any other matters.  The accounting firm that is retained by the Committee to perform the independent audit function may not, at the same time, perform any of the following non-audit services for the Bank or its holding company or any other subsidiary owned by the Bank or its holding company:

•	Bookkeeping or other services related to the accounting records or financial statements of the Bank.

•	Financial information systems design and implementation.

•	Appraisal or valuation services, fairness opinions or contribution-in-kind reports.

•	Actuarial services.

•	Internal audit services.

•	Management functions or human resources.

•	Broker or dealer, investment advisor or investment banking services.

•	Legal services and expert services unrelated to the audit.

•	Any other service determined by regulation to be impermissible.

Other non-audit services, such as tax services, can be performed by the Independent Auditor, but only with the prior approval of the Committee and disclosure to investors.  Each year the Committee shall receive from the Independent Auditor a formal written statement delineating all relationships between the Independent Auditor and the Bank consistent with Independence Standards Board Standard 1.

The Committee shall monitor the progress of the work of the Independent Auditor and shall meet with the Independent Auditor at least once each year to discuss the firm’s findings.  The Independent Auditor must make timely reports to the Committee during the audit process concerning:  (1) critical accounting policies and practices to be used in the audit; (2) all alternative treatments of financial information within generally accepted accounting principles (GAAP) discussed with management, including the ramifications of such treatment and the treatment preferred by the Independent Auditor; and (3) all other material written communications between the Independent Auditor and management, such as any management letter or schedule of unadjusted differences.

Section 5.        Outside Advisors.  The Committee may retain independent counsel and outside advisors.

Section 6.        Committee Funding.  The Bank shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the Bank’s auditors and to any advisors retained by the Committee.

Section 7.       Treatment of Complaints.  Any complaints received by management regarding accounting, internal accounting controls or auditing matters shall be referred to the Audit Committee.  Employees shall be informed in the Employee Handbook of how they can communicate directly with the Audit Committee, in a confidential and/or anonymous manner if they so choose, regarding questionable accounting, internal accounting controls or auditing matters.  The Committee may take such steps to evaluate, investigate and/or respond to such complaints as it deems appropriate under the circumstances.

Revocable Proxy
Smithtown Bancorp, Inc.

Annual Meeting of Shareholders May 6, 2010
Please mark as
1.	To elect three directors:		Withhold	For All			indicated in this ☒
		For	All	Except			example
		☐	☐	☐
	Nominees:						For	Against	Abstain
	(01) Patrick A. Given (02) Robert W. Scherdel (03) Hyukmon Kwon				3.	Shareholder proposal on declassification of the Board of Directors.	☐	☐	☐

	The Board recommends a vote FOR All Nominees				The Board recommends a Vote AGAINST Proposal No. 3

Instructions: To withhold authority to vote for any nominee(s), mark “For All Except” and write that nominee(s’) or number(s) in the space provided below.					4.	To transact such other business as may properly come before the meeting and any adjournment thereof.

		For	Against	Abstain
Unless otherwise specified, this Proxy will be voted FOR the election of the nominated directors, FOR Proposal No.2 and AGAINST Proposal No.3 above and in the discretion of the persons in whose favor this Proxy is granted upon matters that may properly come before the meeting.

2.	Approval of the appointment of Crowe Horwath LLP, as independent Auditors for the year ending December 31, 2010	☐	☐	☐	Mark here if you plan to attend the meeting	☐

The Board recommends a vote FOR Proposal No. 2					Mark here for address change and note change	☐

Please be sure to date and sign
This instruction card in the box below.					Please sign exactly as your name(s) appear(s) hereon.

Shareholder Signature		Joint Shareholder Signature

Date	______________________	Date	______________________

*** IF YOU WISH TO PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW ***

FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL

PROXY VOTING INSTRUCTION

Stockholders of record have three ways to vote:
1.	By Mail; or
2.	By Telephone (using a Touch-Tone Phone); or
3.	By Internet.
A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy.  Please note telephone and internet votes must be cast prior to 3 a.m. May 6, 2010.  It is not necessary to return this proxy if you vote by telephone or Internet.

Vote by Telephone Call Toll-Free on a Touch-Tone Phone anytime prior to 3 a.m., May 6, 2010 1-866-287-9708	Vote by Internet Anytime prior to 3 a.m., May 6, 2010 go to https://www.proxyvotenow.com/smtb

Please note that the last vote received, whether by telephone, Internet or by mail, will be the vote counted.

ON-LINE ANNUAL MEETING MATERIALS: http://www.snl.com/irweblinkx/FinancialDocs.aspx?IID=100654

Your Vote is important!

REVOCABLE PROXY

Smithtown Bancorp, Inc.

ANNUAL MEETING OF SHAREHOLDERS
May 6, 2010
10:00 a.m.
THIS PROXY IS SOLICATED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned shareholder of Smithtown Bancorp, Inc., revoking all proxies heretofore given with respect to the shares represented herewith, hereby constitutes and appoints Linda Laglenne, Dev Chitkara and Raffaela Romanelli or any of them, the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution for and in the name, place and stead of the undersigned, with all the powers which the undersigned would possess if personally present, to vote all common  shares of  Smithtown Bancorp, Inc., held of record by the undersigned on March  8, 2010, at the Annual Meeting of Shareholders of Smithtown Bancorp, Inc., to be held at Sheraton Long Island Hotel, 110 Motor Parkway, Hauppauge, New York 11788, on May 6, 2010, at 10:00 a.m., or any adjournment thereof.

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS INSTRUCTION CARD PROMPTLY IN THE
ENCLOSED POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA THE
INTERNET OR BY TELEPHONE.

(Continued, and to be marked, dated and signed, on the other side)

FOLD AND DETACH HERE

SMITHTOWN BANCORP, INC. – ANNUAL MEETING MAY 6, 2010

YOUR VOTE IS IMPORTANT

Annual Meeting Materials are available on-line at:
http://www.snl.com/irweblinkx/FinancialDocs.aspx?IID=100654

You can vote in one of three ways:

1.	Call toll free 1-866-287-9708 on a Touch-Tone Phone. There is NO CHARGE to you for this call.

or

2.	Via the Internet at https://www.proxyvotenow.com/smtb and follow the instructions.

or

3.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTION